As filed with the Securities and Exchange Commission on January 10, 2005

Registration No. __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________________

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

U.S. HELICOPTER CORPORATION

(Name of Small Business Issuer in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4512 (Primary Standard Industrial Classification Code Number)	27-0096927 (IRS Employer Identification No.)

6 East River Piers
Downtown Manhattan Heliport
New York, NY 10004
(212) 248-2002
(Address and Telephone Number of Principal Executive Offices)

6 East River Piers
Downtown Manhattan Heliport
New York, NY 10004
(212) 248-2002
(Address of Principal Place of Business or
Intended Principal Place of Business)

Copies to:

John G. Murphy President and Chief Executive Officer U.S. Helicopter Corporation 6 East River Piers Downtown Manhattan Heliport New York, NY 10004 (212) 248-2002	Thomas P. Gallagher, Esq. John K. Butler, Esq. Jonathan M. Grischuk, Esq. Gallagher, Briody & Butler Princeton Forrestal Village 155 Village Boulevard Princeton, NJ 08540 (609) 452-6000

(Name, Address and Telephone Number of Agent for Service )

_______________

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Calculation of Registration Fee

Proposed
Title of Each		Maximum	Proposed Maximum
Class of Securities	Amount to	Offering Price	Aggregate Offering	Amount of
to be Registered	be Registered	per Share (1)	Price (1)	Registration Fee
Common Stock, par value $0.001 per share	10,556,723 shares(2)	$1.00	$10,556,723	$1,242.53

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. For the purposes of this table we have used an estimated fair market value of $1.00 for our common stock since there is currently no market for our securities.

(2) Represents (a) up to 6,500,000 shares of common stock issuable upon conversion of $1,300,000 in aggregate principal amount of convertible debentures held by Cornell Capital Partners, LP, at an estimated per share conversion price of $0.80, representing 80% of the estimated lowest volume weighted average price of the common stock as quoted by Bloomberg, LP for the five trading days immediately preceding the conversion date, (b) 494,505 shares held by Amir Elbaz, (c) 247,253 shares held by Troy Rillo, (d) 1,730,769 shares of common stock issued to Cornell Capital Partners, LP as a commitment fee pursuant to a Standby Equity Distribution Agreement with Cornell Capital Partners, LP, (e) 10,000 shares of common stock issued to Newbridge Securities Corporation as placement agent under the Standby Equity Distribution Agreement, (f) 773,196 shares of common stock issued to 3B Group, Inc., (g) 395,000 shares of common stock issuable to certain other stockholders upon conversion of Series A Preferred Stock purchased in a private placement conducted by U.S. Helicopter in November through December, 2004 (the “Private Placement”), (h) 126,400 shares of common stock issuable upon conversion of warrants purchased in the Private Placement, of which 63,200 warrants have a per share exercise price of 125%, and 63,200 warrants have a per share exercise price of 150%, respectively, of the conversion price of U.S. Helicopter Corporation Series A Preferred Stock, (i) 29,600 shares of common stock issuable upon conversion of warrants issued to North Coast Securities Corporation as a fee for acting as placement agent in the Private Placement, and (j) 250,000 shares of common stock issuable upon conversion of warrants issued to North Coast Securities Corporation or its designee as a fee pursuant to a Financial Consulting and Advisory Agreement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

Subject to completion dated January 10, 2005

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

U.S. HELICOPTER CORPORATION

10,556,723 SHARES OF COMMON STOCK

     This prospectus relates to the sale of up to 10,556,723 shares of U.S. Helicopter’s common stock by certain persons who are stockholders of U.S. Helicopter. Please refer to “Selling Stockholders” beginning on page 24. The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

     We expect that our common stock will be quoted on the Over-the-Counter Bulletin Board maintained by the NASD. We intend to submit an application for listing on the Over-the-Counter Bulletin Board in January, 2005. Our common stock is presently not traded on any market or securities exchange.

YOU SHOULD READ THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST IN US.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 7.

WE WILL RECEIVE NO PROCEEDS FROM THE SALE OF OUR COMMON STOCK BY
THE SELLING STOCKHOLDERS IDENTIFIED IN THIS PROSPECTUS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES
REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES,
OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 10, 2005.

FORWARD LOOKING STATEMENTS	1
PROSPECTUS SUMMARY	2
THE OFFERING	3
SUMMARY FINANCIAL INFORMATION	5
RISK FACTORS	7
SELLING STOCKHOLDERS	24
USE OF PROCEEDS	29
DILUTION	29
PLAN OF DISTRIBUTION	33
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	36
DESCRIPTION OF BUSINESS	49
MANAGEMENT	58
DESCRIPTION OF PROPERTY	65
LEGAL PROCEEDINGS	65
PRINCIPAL STOCKHOLDERS	66
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	67
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS	68
DESCRIPTION OF SECURITIES	68
EXPERTS	70
LEGAL MATTERS	70
HOW TO GET MORE INFORMATION	70
FINANCIAL STATEMENTS	F-1
CERTIFICATE OF INCORPORATION
CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION
CERTIFICATE OF DESIGNATION
BY-LAWS
SPECIMEN OF COMMON STOCK CERTIFICATE
SPECIMEN OF SERIES A PREFERRED STOCK CERTIFICATE
FORM OF COMMON STOCK PURCHASE WARRANT
FORM OF COMMON STOCK PURCHASE WARRANT
LEGAL OPINION OF GALLAGHER, BRIODY & BUTLER
STANDBY EQUITY DISTRIBUTION AGREEMENT
REGISTRATION RIGHTS AGREEMENT
ESCROW AGREEMENT
PLACEMENT AGENT AGREEMENT
SECURITIES PURCHASE AGREEMENT
5% SECURED CONVERTIBLE DEBENTURE
SECURITY AGREEMENT
INVESTOR REGISTRATION RIGHTS AGREEMENT
ESCROW AGREEMENT, BUTLER, GONZALEZ, LLP
LOCK-UP AGREEMENT, JOHN G. MURPHY
LOCK-UP AGREEMENT, GABRIEL ROBERTS
LOCK-UP AGREEMENT, RUE REYNOLDS
LOCK-UP AGREEMENT, CLINTON L. PAGANO
LOCK-UP AGREEMENT, GEORGE J. MEHM, JR.
LOCK-UP AGREEMENT, DONAL McSULLIVAN
STOCK SUBSCRIPTION AGREEMENT, JOHN G. MURPHY
STOCK SUBSCRIPTION AGREEMENT, GABRIEL ROBERTS
STOCK SUBSCRIPTION AGREEMENT, RUE REYNOLDS
STOCK SUBSCRIPTION AGREEMENT, JOHN CAPOZZI
STOCK SUBSCRIPTION AGREEMENT, DONAL McSULLIVAN
STOCK SUBSCRIPTION AGREEMENT, GEORGE J. MEHM, JR.
STOCK SUBSCRIPTION AGREEMENT, GALLAGHER, BRIODY & BUTLER
STOCK SUBSCRIPTION AGREEMENT, CLINTON L. PAGANO
STOCK SUBSCRIPTION AGREEMENT, 3B GROUP, INC.
EMPLOYMENT AGREEMENT, JOHN G. MURPHY
EMPLOYMENT AGREEMENT, GEORGE J. MEHM, JR.
EMPLOYMENT AGREEMENT, DONAL McSULLIVAN
EMPLOYMENT AGREEMENT, GABRIEL ROBERTS
EMPLOYMENT AGREEMENT, TERENCE O. DENNISON
EMPLOYMENT AGREEMENT, SANDY GOLDSTEIN
CONSULTING AGREEMENT, PHOENIX VENTURES, LLC
MARKETING SERVICES AGREEMENT
LEASE, CITY OF BRIDGEPORT, CONNECTICUT
AGREEMENT, PORT AUTHORITY OF NEW YORK AND NEW JERSEY
U.S. HELICOPTER CORP. STOCKHOLDERS AGREEMENT
U.S. HELICOPTER CORP. 2004 STOCK INCENTIVE PLAN
CONSENT OF MOORE STEPHENS, PC

We intend to distribute to our shareholders annual reports containing audited financial statements.

FORWARD LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This prospectus contains certain forward-looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to management. The statements contained in this prospectus relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the successful commercialization of our services, future demand for our services, general economic conditions, government regulation, competition and potential competitors’ strategies, technological innovations in the helicopter industry, changes in our business strategy or development plans, capital deployment, business disruptions, our ability to consummate future financings and other risks and uncertainties, certain of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated or expected.

     Forward-looking statements are based on management’s current views and assumptions and involve unknown risks that could cause actual results, performance or events to differ materially from those expressed or implied in those statements. These risks include, but are not limited to, the risks set forth under the caption “Risk Factors.”

     Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

     This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operation” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

PROSPECTUS SUMMARY

     The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our financial statements and the notes to the financial statements before making any investment decision.

OVERVIEW

     We are a development stage company whose core business will be providing regularly scheduled helicopter shuttle service between many of the nation’s larger metropolitan airports and surrounding city-based heliports. We intend to introduce our service — called “Metro-hop Airport Shuttle Service” or “MASS” — in the New York City market with frequent service between Kennedy, Newark Liberty, and LaGuardia airports and the New York metropolitan area heliports located at Wall Street, East 34th Street, and West 30th Street. Our MASS service is intended to provide a fast, reliable, and safe alternative for airline passengers who wish to avoid the uncertainties and frequent delays associated with depending upon surface-based transportation to and from airports.

     As we complete our first year of operations and the introduction of our MASS service in New York City, we intend to phase-in similar service during the following four years in other major U.S. metropolitan markets: first in Washington, D.C. and then Chicago followed by Los Angeles.

     In addition to the airport-focused MASS shuttle service, we also intend to develop and introduce other regularly scheduled helicopter services (as differentiated from charter flights) including: commuter service between suburban helipads and New York City metropolitan heliports; weekend service between New York City metropolitan heliports and weekend/vacation retreat destinations such as the Hamptons, Cape Cod and Martha’s Vineyard; scheduled service to and from entertainment and resort destinations such as casinos based in Atlantic City and Connecticut; and utilizing aircraft at night or on weekends when aircraft are not flying the MASS shuttle service. U.S. Helicopter Corporation is referred to herein as the “Company”, “we” or “us”.

ABOUT US

     We are a development stage company. Our operations headquarters are located at 1000 Great Meadow Road, Suite 200, Sikorsky Memorial Airport, Stratford, Connecticut.

     Our principal executive office is located at 6 East River Piers, Downtown Manhattan Heliport, New York, New York. Our telephone number is (212) 248-2002.

THE OFFERING

     This offering relates to the sale of common stock by certain persons who are stockholders of U.S. Helicopter. The selling stockholders consist of:

•	Cornell Capital Partners, L.P. (“Cornell Capital”), which intends to sell up to 6,500,000 shares of common stock to be issued upon conversion of debentures and 1,730,769 shares issued as a commitment fee pursuant to the Standby Equity Distribution Agreement (the “SEDA”).

•	Amir Elbaz, who intends to sell up to 494,505 shares of common stock, which were acquired from Cornell Capital.

•	Troy Rillo, who intends to sell up to 247,253 shares of common stock, which were acquired from Cornell Capital.

•	Newbridge Securities Corporation, which intends to sell up to 10,000 shares of common stock received as a placement agent fee.

•	3B Group, Inc., which intends to sell up to 773,196 shares of common stock.

•	North Coast Securities Corporation, which intends to sell up to 29,600 shares of common stock underlying warrants issued as a fee for serving as the Company’s placement agent in a private placement of the Company’s Units conducted in November through December, 2004, and 250,000 shares of common stock underlying warrants issued as a fee to North Coast Securities Corporation or its designee pursuant to a Financial Advisory and Consulting Agreement.

•	Other selling stockholders, who intend to sell up to 521,400 shares of common stock underlying our Series A Preferred Stock and Warrants purchased pursuant to a private placement of the Company’s Units conducted from November through December, 2004.

     Pursuant to the Convertible Debentures, we have agreed to issue shares of common stock to Cornell Capital upon conversion at a price equal to 80% of the lowest volume weighted average price of our common stock for the 5 days immediately preceding the conversion date. Cornell Capital intends to sell any shares purchased under the Convertible Debentures at the then prevailing market price. This prospectus does not relate to the shares of common stock to be issued under the SEDA other than 2,472,527 shares originally issued to Cornell Capital as a commitment fee.

     Cornell Capital is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock issuable under the Convertible Debentures.

COMMON STOCK OFFERED	10,556,723 shares by selling stockholders. This equals 33.14% of our outstanding common stock on the date hereof, assuming conversion of $1,300,000 worth of our convertible debentures, Series A Preferred Stock and exercise of the warrants as described herein.

OFFERING PRICE	Market price

COMMON STOCK OUTSTANDING BEFORE THE OFFERING	24,545,723 shares

USE OF PROCEEDS	We will not receive any proceeds from the sale of the shares offered by the selling stockholders. Any proceeds we have received from the sale of the Convertible Debentures or proceeds to be received from the exercise of warrants will be used for general working capital purposes. See “Use of Proceeds.”

RISK FACTORS	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”

SUMMARY FINANCIAL INFORMATION

      We are providing the following summary financial information to aid you in your analysis of the financial aspects of an investment in us. The table includes summary historical financial data for us for the period from inception at March 4, 2003 through December 31, 2003 and for the eight months ended August 31, 2004. The following financial information should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation” and the financial statements and related notes appearing elsewhere in this prospectus.

BALANCE SHEETS

	August 31,	December 31,
	2004	2003
	(Unaudited)
Assets:

Total Current Assets	649,156	—

Property and Equipment — Net	2,550	—

Total Other Assets	344,654	—

Total Assets	$996,360	$—

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable and Accrued Expenses	$103,790	$17,865

Long-Term Debt — Net of Discounts of $250,000	750,000	—

Commitments and Contingencies	—	—

Stockholders’ Equity:
Preferred Stock, $0.001 Par Value; 5,000,000 Shares Authorized; None Issued and Outstanding	—	—

Common Stock, $0.001 Par Value; 95,000,000 Shares Authorized; 24,545,723 and 21,300,000 Issued and Outstanding, Respectively	24,546	21,300

Additional Paid In Capital	229,200	(20,800)

Deficit Accumulated During the Development Stage	(110,676)	(17,865)

Stock Subscription Receivable	(500)	(500)

Total Stockholders’ Equity	142,570	(17,865)

Total Liabilities and Stockholders’ Equity	$996,360	$—

STATEMENTS OF OPERATIONS

	Cumulative
	from Inception	Eight	Period
	(March 4, 2003) to	months ended	from Inception
	August 31,	August 31,	(March 4, 2003) to
	2004	2004	December 31,
	(Unaudited)	(Unaudited)	2003
Revenues	$—	$—	$—

Total Expenses	(110,676)	(92,811)	(17,865)

Net (Loss)	$(110,676)	$(92,811)	$(17,865)

(Loss) Per Share — Basic and Diluted	$(0.01)	$—	$—

Weighted Average Number of Shares	21,460,503	21,660,636	21,300,000

RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK.

RISKS RELATED TO OUR BUSINESS AND AVIATION INDUSTRY

We Need to Obtain Numerous Regulatory Permits, Certificates, Licenses, etc. from Governmental Authorities which We could Fail to Obtain or which could Take Longer or be More Costly To Obtain Than We Have Planned.

     We are subject to a wide range of governmental regulation by U.S. Federal, regional, state and local governmental agencies. Our business will require permits, licenses, operating approvals, and various other authorizations by, among others, the following authorities:

•	U.S. Department of Transportation;

•	U.S. Federal Aviation Administration;

•	U.S. Transportation Security Administration;

•	U.S. Federal Communications Commission, with respect to use of radio facilities;

•	U.S. Environmental Protection Agency and similar state and local authorities, primarily with respect to the use, and discharge and disposal of hazardous materials at or from our maintenance and airport facilities; and

•	Port Authority of New York and New Jersey.

     We have not obtained any of the many licenses we need to commence the operations of our business. We may not obtain them timely, the expense may be more than we have anticipated and, once received, such licenses could be suspended or restricted under certain circumstances.

We Need to Obtain Equipment and Equipment Financing in a Compressed Timeframe with Limited Manpower and Limited Resources. We Could Fail.

     We plan to acquire through lease or mortgage and put into service up to eight helicopters during our first year of flight operations commencing during the March-May 2005 timeframe. To accomplish this we will need to secure approximately $25 million of helicopter lease or mortgage financing. We have not entered into any aircraft lease or mortgage and we have not secured the financing arrangements necessary. We need to obtain financing in order to pay the aircraft manufacturers or owners for the acquisition and/or construction of the helicopters that we will operate. In connection with these financing arrangements, potential financers have advised us that they may require the aircraft manufacturer to provide financial and performance guarantees. In addition, potential manufacturers/financiers may require an equity position in us if such guarantees are required. Accordingly, we may be required to issue some combination of our common stock, options and/or warrants to one or more manufacturers/financiers for our helicopters. Notwithstanding a successful grant of our common stock, options and/or warrants, we may not be able to obtain the necessary helicopter financing on favorable terms and we may not be able to get our aircraft manufacturer to provide the necessary guarantees.

We Have No Revenue from Operations and Must Raise Additional Capital To Finance Operations. Our operations since inception have not generated a profit.

     We have no revenue from operations as of the date of this Prospectus and we have relied on and will continue to rely on significant external financing to fund our operations. To date our financing has come from the sale of $1.3 million of convertible debentures ($1.0 million funded to date), $0.3 million in private placement proceeds and $10.0 million that is available to us under a standby equity distribution agreement (the “S.E.D.A. funds”). If we determine not to utilize any of the $10.0 million S.E.D.A. funds, we will need to raise at least $38.5 million in additional capital to finance operations through year-end 2005. Of this amount, we plan to apply $25 million to aircraft financing, $1.0 million to additional start-up costs, $4.5 million to parts, deposits and miscellaneous costs, $6.0 million to working capital and $2.0 million to fundraising, legal and accounting expenses. To the extent we do draw on the S.E.D.A. funds to finance operations, the aforementioned $38.5 million figure will decrease by the amount of such draws.

     Our operations since inception in March 2003 have not generated a profit. We generated a net loss of ($17,865) during the period from inception in March 2003 to December 31, 2003, a net loss of ($92,811) during the eight months ended August 31, 2004, and a net loss of ($110,676) during the period from inception through August 31, 2004.

     We cannot assure you that financing, whether from external sources or related parties, will be available on favorable terms. Our inability to obtain adequate financing will result in the need to reduce or curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. We may need to raise additional capital to fund our anticipated future expansion. No financing commitments for future capital needs have been obtained as of the date of this Prospectus, although discussions are being held.

We Need to Obtain Contracts for Landing Facilities.

     In order to conduct our business, we must enter into operating/rental agreements with heliport facilities in New York City and other cities as our operations expand into other target markets throughout the United States. We are currently in negotiations to secure operating agreements with the Port Authority of New York and New Jersey, which owns and operates the Downtown Manhattan Heliport and the three major airports in the region. In addition, we must enter into an operating agreement with the East 34th Street Heliport which is currently owned by the City of New York and operated by MacQuery Aviation North America. A similar arrangement will be needed later in the first year of operations for the West 30th Street Heliport owned by the State of New York and operated by Air Pegasus. We will need to obtain a lease with the owner of the hangar facility in Bridgeport, Connecticut, where our aircraft will be stored, maintained and serviced. There can be no guarantee that we will be able to obtain such agreements.

We Need to Obtain Contracts with Major Airlines.

     In order to conduct our business, we need to enter into contracts with major airlines regarding airport services and processing for our passengers, cross-marketing, airline interline and, in some cases, code sharing. There can be no assurance that we will be able to obtain such agreements. If we are unsuccessful in obtaining such agreements, we may not be able to implement our business plan and, consequently, our ability to generate revenue and our business in general will be adversely affected.

The Air Transportation Industry has Changed Fundamentally since the Terrorist Attacks on September 11, 2001, and our Business, Financial Condition And Operating Results could be Materially Adversely Affected as a Result.

     Since the terrorist attacks of September 11, 2001, the air transportation industry has experienced fundamental and lasting changes, including substantial revenue declines and cost increases, which have resulted in industry-wide liquidity issues. The terrorist attacks significantly reduced the demand for air travel, and additional terrorist activity involving the airline industry could have an equal or greater impact. Although global economic conditions have improved from their depressed levels after September 11, 2001, the airline industry has continued to experience a reduction in high-yield business travel and increased price sensitivity in customers’ purchasing behavior. In addition, aircraft fuel prices are at or near historically high levels. The airline industry has continued to add or restore capacity despite these conditions. We expect all of these conditions will continue.

Our Business is Dependent on the Availability and Price of Aircraft Fuel. Significant Disruptions in the Supply of Aircraft Fuel or Continued Periods of Historically High Fuel Costs Could Materially Adversely Affect our Operating Results.

     Our operating results will be significantly impacted by changes in the availability and to a lesser extent by increases in the price of aircraft fuel. Fuel prices increased substantially in 2003 and 2004. During the nine months ended September 30, 2004, aircraft fuel prices remained near historically high levels. Due to the competitive nature of the air transportation industry, we may not be able to pass on any increases in fuel prices to our customers by increasing our fares.

     Political disruptions or wars involving oil-producing countries, changes in government policy concerning aircraft fuel production, transportation or marketing, changes in aircraft fuel production capacity, environmental concerns and other unpredictable events may result in fuel supply shortages and additional fuel price increases in the future.

Our Failure to Successfully Implement our Growth Strategy Could Harm our Business.

     Our growth strategy involves an initial launch of our service, a gradual phase-in of expanded service in our first market, and expanding the number of markets served. Achieving our growth strategy is critical in order for our business to achieve economies of scale and to achieve profitability. Increasing the number of markets we serve depends on our ability to access suitable heliport and airports located in our targeted geographic markets in a manner that is consistent with our cost strategy. Any condition that would deny, limit or delay our access to heliport and airports we seek to serve in the future will constrain our ability to grow. Opening new markets requires us to commit a substantial amount of resources, even before the new services commence. Expansion is also dependent upon our ability to maintain a safe and secure operation and will require additional personnel, equipment and facilities as well as obtaining approval from the applicable regulatory agencies.

     An inability to hire and retain personnel, timely secure the required equipment and facilities in a cost-effective manner, efficiently operate our expanded facilities, or obtain the necessary regulatory approvals may adversely affect our ability to achieve our growth strategy. We cannot assure you that we will be able to successfully establish new markets and our failure to do so could harm our business.

     Expansion of our markets and services may also strain our existing management resources and operational, financial and management information systems to the point that they may no longer be adequate to support our operations, requiring us to make significant expenditures in these areas. We expect that we will need to develop further financial, operational and management controls, reporting systems and procedures to accommodate future growth. We cannot assure you that we will be able to develop these controls, systems or procedures on a timely basis, and the failure to do so could harm our business.

Absence of Operating History. We are Subject to All the Risks Inherent in Establishing a Start-Up Business.

     U.S. Helicopter is a start-up company. Our business plan is focused on entry into the regularly scheduled passenger helicopter industry. This industry has been dormant in New York since the 1980s. Our efforts in this regard are recent and in varying stages of development. Our company has no operating history. There can be no assurance that successful entry into the regularly scheduled passenger helicopter industry will occur or that we will be able to develop our business plan as a new line of business. Our proposed operations are subject to all of the risks inherent in the establishment of a new business, including licensing risks, insufficient capital, unforeseen problems, and expenses and complications encountered with the early phases of operations in a business. Moreover, our lack of an operating history in the passenger helicopter industry makes it impossible to predict whether or not the company will operate profitably if it is able to enter such industry. While our management collectively possesses substantial experience in the aviation industry, and certain experience in taking start-up companies from formation to an operational stage as described in the “Management” section of this Prospectus, there can be no assurances that U.S. Helicopter will be able to locate, hire and retain the necessary personnel to initiate, manage and operate the business, develop and implement necessary systems, obtain contracts and obtain financing as contemplated in our business plan.

Changes in our Governmental Authorizations or Certificates Could Adversely Impact our Business.

     A modification, suspension or revocation of any of our authorizations or certificates issued by the regulatory authorities having jurisdiction over us or institution of proceedings for non-compliance with the regulations of such authorities could adversely impact our business.

     The Federal Aviation Administration requires each carrier to obtain an operating certificate and operations specifications authorizing the carrier to fly to specific airports using specified equipment. Several aspects of airline operations are subject to regulation or oversight by federal agencies other than the Department of Transportation and the Federal Aviation Administration.

The Air Transportation Industry is Subject to Extensive Government Regulation, and Changes in or New Regulations may Increase our Operating Costs.

     Air carriers are subject to extensive regulatory and legal compliance requirements that result in significant costs. For instance, the Federal Aviation Administration (“FAA”) from time to time issues directives and other regulations relating to the maintenance and operation of aircraft that necessitate significant expenditures. We expect to continue incurring expenses to comply with the FAA’s regulations. In addition, Congress has passed laws in the past several years, and the Department of Transportation (“DOT”) and the Transportation Security Administration (“TSA”) have issued regulations relating to the operation of airlines that have required significant expenditures.

     Other laws, regulations, taxes and airport rates and charges have also been imposed from time to time that significantly increase the cost of air transportation operations or reduce revenues. For example, the Aviation and Transportation Security Act, which became law in November 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airports and airlines, most of which are funded by a per-ticket tax on passengers and a tax on airlines.

     We expect to continue to incur expenses in connection with complying with government regulations. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce the demand for air travel. If adopted, these measures could have the effect of raising ticket prices, reducing revenue and increasing costs. We may not be able to increase our fares to pass these fees on to our customers. We cannot assure you that these and other laws or regulations enacted in the future will not harm our business.

Risk of Competition Could Impact our Growth Potential Within a Market or In Expansion Cities.

     If our business is successful in the New York market, our success may prompt a helicopter operator (sightseeing or charter) to inaugurate scheduled service in New York or another city. Our projected passenger load factors in our first year of operations will be readily available to helicopter operators in cities across the US. Should potential competitors decide to start scheduled service, such providers could upgrade their operating certification with the FAA and DOT and potentially become operators of scheduled service within a minimal timeframe. Such a development could impact our operations or expansion timetable.

The Market we Anticipate for our Helicopter Service Might Not Develop or Take Longer to Develop or be More Costly to Develop than we Anticipate or the Market May be Unreceptive to our Service.

     The New York market for our business has not been served on a scheduled basis since Pan Am or New York Airways offered scheduled helicopter service in the 1980s. The success of our passenger service in a market that was exited by all carriers in the 1980s cannot be guaranteed or accurately predicted. The number of potential passengers cannot be predicted with any degree of certainty and there can be no assurance that we will operate in a profitable manner.

Interruptions or Disruptions in Service at One of our Hub Heliports and/or Hub Airports Could Have a Material Adverse Impact on our Operations.

     Our business during our first year of flight operations will be heavily dependent on our operations at the Downtown Manhattan and East 34th Street Heliports and at Kennedy, Newark and LaGuardia airports. Each of these hub operations includes flights that gather and distribute traffic from markets in the geographic region surrounding the hub to other major cities. A significant interruption or disruption in service at any of these airports could have a serious impact on our business, financial condition and operating results. We will have facility lease and operating agreements permitting us to use the landing facilities at the various heliports in our markets, however, the owners and operators of these heliports are subject to the risks inherent in their own businesses which could in turn adversely impact on us including the risks that the heliports could close, reduce operating hours or services, increase their fees, or be adversely affected by litigation or regulatory matters.

Our Insurance Costs will be Substantial, Partially as a Result of the September 11 Terrorist Attacks, and Future Increases in Insurance Costs, Reductions in Coverage and Availability of Insurance Could Have a Material Adverse Impact on our Business and Operating Results.

     As a result of the terrorist attacks on September 11, 2001, aviation insurers significantly reduced the maximum amount of insurance coverage available to commercial air carriers for liability to persons (other than employees or passengers) for claims resulting from acts of terrorism, war or similar events. At the same time, aviation insurers significantly increased the premiums for such coverage and for aviation insurance in general. Without governmental support, we will have to obtain insurance coverage commercially, which could have substantially less desirable coverage, may not be adequate or available to protect our risk of loss from future acts of terrorism and may result in a material increase to our operating expenses.

Termination of Federal War Risk Insurance Could Harm our Business and Operating Results.

     The U.S. government provides coverage to domestic airlines for liabilities from claims resulting from acts of terrorism, war or similar events via authority granted to it under the Homeland Security Act of 2002. The Federal Aviation Administration has indicated that it is providing war risk hull loss and passenger, crew and third-party liability insurance as required by the Homeland Security Act of 2002 as amended by the Consolidated Appropriations Act, 2005. The duration of this insurance is from January 1, 2005, through August 31, 2005. If the government declines to extend war risk coverage through at least year-end 2006, we will have to obtain such insurance from commercial insurers. It is expected that should the government stop providing war risk coverage to the airline industry, the premiums charged by commercial aviation insurers for this coverage will be substantially higher than the premiums currently charged by the government. Significant increases in insurance premiums could harm our financial condition and results of operations. Legislation to further extend this insurance coverage has been passed by

Congress and is expected to be signed by the President shortly, although no guarantee can be provided that the President will sign the legislation.

We are at Risk of Losses and Adverse Publicity Stemming from Any Accident Involving our Helicopters.

If one of our helicopters were to be involved in an accident, we could be exposed to significant tort liability. The insurance we plan to carry to cover damages arising from any accidents may be inadequate. In the event that our insurance is not adequate, we may be forced to bear substantial losses from an accident. In addition, any accident involving a helicopter that we operate could create a public perception that our helicopters are not safe or reliable, which could harm our reputation, result in air travelers being reluctant to fly on our helicopters and harm our business.

Seasonality and other Factors Impact Demand for Air Travel.

     Demand for air travel is affected by factors such as seasonality, economic conditions, war or the threat of war, fare levels and weather conditions. In addition, demand for air travel at particular airlines may be impacted from time to time by, among other things, actual or threatened disruptions to operations due to labor issues. Due to these and other factors, operating results for an interim period are not necessarily indicative of operating results for an entire year.

We will have a Significant Amount of Debt and Fixed Obligations which could Harm Our Ability to Meet our Growth Strategy and Impair our Ability to Service our Fixed Obligations.

     We will have a significant amount of fixed obligations under leases/mortgages related to our aircraft, heliport space, airport terminal space, other facilities and office space. We intend to finance our aircraft through either lease financing or secured debt with manufacturer guarantees or other manufacturer support. Although we believe that debt and/or lease financing and/or manufacturer guarantees or manufacturer support should be available for our aircraft deliveries, we cannot assure you that we will be able to secure such financing on terms acceptable to us or at all.

     Our debt and fixed obligations could:

•	impact our ability to obtain additional financing to support capital expansion plans and for working capital and other purposes on acceptable terms or at all;

•	divert substantial cash flow from our operations and expansion plans in order to service our fixed obligations;

•	require us to incur significantly more interest or rent expense than we currently do; and

•	place us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.

     Our ability to make scheduled payments on our debt and fixed obligations will depend on our future operating performance and cash flow, which in turn will depend on prevailing economic and political conditions and financial, competitive, regulatory, business and other factors, many of which are beyond our control. We cannot assure you that we will be able to generate sufficient cash flow from our operations to pay our debt and fixed obligations as they become due, and our failure to do so could harm our business. If we are unable to make payments on our debt and fixed obligations, we could be forced to renegotiate those obligations or obtain additional equity or debt financing. To the extent we finance our activities with additional debt, we may become subject to financial and other covenants that may restrict our ability to pursue our growth strategy. We cannot assure you that our efforts would be successful or timely or that we could refinance our obligations on acceptable terms, if at all.

Our Maintenance Costs will Increase as our Fleet Ages.

     Our aircraft will require maintenance in the future. We will incur lower maintenance expenses during the first few years of operations. Our maintenance costs will increase both on an absolute basis and as a percentage of our operating expenses, as our fleet ages.

If We are Unable to Attract and Retain Qualified Personnel at Reasonable Costs or Fail to Maintain our Company Culture, our Business Could be Harmed.

Our business plan is labor intensive, with labor costs representing a significant percentage of our anticipated operating expenses. We expect salaries, wages and benefits to increase on a gross basis and these costs could increase as a percentage of our overall costs. Since we will compete against the major U.S. airlines and other helicopter operators for pilots, mechanics and other skilled labor and many of them offer wage and benefit packages that will exceed ours, we may be required to increase wages and/or benefits in order to attract and retain qualified personnel or risk considerable employee turnover. If we are unable to hire, train and retain qualified employees at a reasonable cost, our business could be harmed and we may be unable to complete our expansion plans.

     In addition, as we hire more people and grow, we believe it may be increasingly challenging to continue to hire people who will maintain our company culture. One of our principal competitive strengths will be our service-oriented company culture that will emphasize friendly, helpful, team-oriented and customer-focused employees. Our company culture will be important to providing high quality customer service and having a productive workforce that helps keep our costs low. As we grow, we may be unable to identify, hire or retain enough people who meet the above criteria, and our company culture could otherwise be adversely affected by our growing operations and geographic diversity. If we fail to maintain the strength of our company culture, our competitive ability and our business may be harmed.

Our Failure to Successfully take Delivery of, Place into Service and Integrate into our Operations the New Aircraft we Intend to Lease could Harm our Business.

     We intend to take initial delivery of three aircraft. We plan to take delivery of five additional aircraft for a total of eight over the first 12 months, which would require financing in the amount of

$25.0 million. Acquisition of new aircraft involves a variety of risks relating to its ability to be successfully placed into service, including:

•	difficulties or delays in obtaining the necessary certification from aviation regulatory authorities and validation from the FAA as to the aircraft’s airworthiness;

•	delays in meeting the aircraft delivery schedule;

•	difficulties in obtaining financing on acceptable terms to complete our purchase of all of the firmly ordered aircraft; and

•	inability of the aircraft and all of its components to comply with agreed upon specifications and performance standards.

     In addition, we also face risks in integrating this aircraft into our infrastructure and operations, including, among other things, the costs, resources and time needed to hire and train pilots, technicians and other skilled support personnel. Our failure to successfully take delivery of, place into service and integrate into our operations our new aircraft could harm our business.

We will Rely on Maintaining a High Daily Aircraft Utilization Rate to Keep our Costs Low, which Makes us Especially Vulnerable to Delays.

     One of our key competitive strengths will be maintaining a high daily aircraft utilization rate, which is the amount of time that our aircraft will spend in the air carrying passengers. High daily aircraft utilization will allow us to generate more revenue from our aircraft and will be achieved in part by reducing turnaround times at heliports and airports so we can fly more hours on average in a day. The expansion of our business to include new markets and destinations, more frequent flights on current routes and expanded facilities could increase the risk of delays. Aircraft utilization is reduced by delays and cancellations from various factors, many of which are beyond our control, including adverse weather conditions, security requirements, air traffic congestion and unscheduled maintenance. Reduced aircraft utilization may limit our ability to achieve and maintain profitability as well as lead to customer dissatisfaction.

Our Business is Highly Dependent on the New York Market and Increases in Competition or a Reduction in Demand for Air Travel in this Market would Harm our Business.

     Our plan for market entry contemplates phased-in growth focused on adding flights in New York City at the Downtown Manhattan Heliport, East 34th Street heliport and the West 30th Street heliport following our initial launch of New York service out of the Downtown Manhattan and East 34th Street Heliports.

     Our business would also be harmed by any circumstances causing a reduction in demand for air transportation in the New York metropolitan area, such as adverse changes in local economic conditions, negative public perception of the city, additional terrorist attacks, security concerns or significant price increases linked to increases in airport access costs and fees imposed on passengers.

We May be Subject to Unionization, Work Stoppages, Slowdowns or Increased Labor Costs.

     Unlike most airlines, we have a non-union workforce. If our employees unionize, it could result in demands that may increase our operating expenses and adversely affect our profitability. Each of our different employee groups could unionize at any time and require separate collective bargaining agreements. If any group of our employees were to unionize and we were unable to reach agreement on the terms of their collective bargaining agreement or we were to experience widespread employee dissatisfaction, we could be subject to work slowdowns or stoppages. In addition, we may be subject to disruptions by organized labor groups protesting our non-union status. Any of these events would be disruptive to our operations and could harm our business.

Our Results of Operations will Fluctuate.

     We expect our quarterly operating results to fluctuate due to changes in aircraft fuel and security costs as well as to the timing and amount of maintenance and advertising expenditures. Seasonality will also impact our operations. We are susceptible to adverse weather conditions, including snow storms and hurricanes, as a result of our operations being concentrated on the East Coast. As we enter new markets, we could be subject to additional seasonal variations along with any potential competitive responses to our entry. As a result of these factors, quarter-to-quarter comparisons of our operating results may not be a good indicator of our future performance. In addition, it is possible that in any future quarter our operating results could be below the expectations of investors and any published reports or analyses regarding U.S. Helicopter. In that event, the price of our common stock could decline, perhaps substantially.

We are Subject to the Risks of Having a Limited Number of Suppliers for our Aircraft and Engines.

     One of the elements of our business strategy is to operate only one general type of aircraft equipped with one or possibly two types of engines. Our dependence on a single type of aircraft and engine for all of our flights makes us particularly vulnerable to any problems associated with the manufacturer’s airframe and engines, including design defects, mechanical problems, contractual performance by the manufacturers, or adverse perception by the public that would result in customer avoidance or in actions by the FAA resulting in an inability to operate our aircraft. Even though a single-manufacturer fleet is easier and more cost effective to maintain since employees will only have to be trained to service one type of engine, a more diversified fleet would make us better positioned than we will be to manage such events.

We Rely Heavily on Automated Systems to Operate our Business and Any Failure of These Systems could Harm our Business.

     We will depend on automated systems to operate our business, including a computerized reservation system, a telecommunication systems and a website. Our website and reservation system must be able to accommodate a substantial volume of traffic and deliver important flight information. Substantial or repeated website, reservations system or telecommunication systems failures could reduce the attractiveness of our services and could cause customers dissatisfaction.

Any disruption in these systems could result in the loss of important data, increase our expenses and generally harm our business.

Our Business could be Harmed if we Lose the Service of our Key Personnel; We Have Not Hired Employees for Certain Key Positions.

     Our business depends upon the efforts of our Chief Executive Officer, John G. Murphy, and Chief Operating Officer, Terence O. Dennison and a number of management and operating personnel. We do not maintain key-man life insurance on Messrs. Murphy and Dennison. The loss of the services of any of these executives could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We may have difficulty replacing management or other key personnel who leave and, therefore, the loss of the services of any of these individuals could harm our business.

     In addition, we have not hired a Chief Pilot or a Director of Maintenance. Although we have conducted interviews, these positions remain unfilled as of the date of this Prospectus. We may have to pay a higher salary than we anticipated to acquire the services of qualified individuals for these positions. There can be no assurances that we will be able to hire such persons on terms acceptable to us. In addition, the failure to fill such positions may affect our ability to implement our business plan.

Other Companies may have Difficulty Acquiring Us, Even if Doing So would Benefit our Stockholders, due to Provisions under our Corporate Charter and Bylaws, as well as Delaware Law.

     Provisions in our amended certificate of incorporation, our bylaws, and under Delaware law could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our certificate of incorporation and bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

•	advance notification procedures for matters to be brought before stockholder meetings;

•	a limitation on who may call stockholder meetings; and

•	the ability of our board of directors to issue up to 5,000,000 shares of preferred stock without a stockholder vote.

     We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any “interested stockholder”, meaning generally that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors. In addition, United States laws and the regulations of the DOT will require that United States citizens must effectively control us. As a result, our president and at least two-thirds of our board of directors must be United States citizens and not more than

24.9% of our voting stock may be owned by non-U.S. citizens (although subject to DOT approval, the percent of foreign economic ownership may be as high as 49%). Any of these restrictions could have the effect of delaying or preventing a change in control.

We may be Unable to Protect our Intellectual Property.

     Our success and ability to compete depends in part upon our proprietary rights and intellectual property. We have no registered trademarks and it is unlikely that our corporate name is registrable as a trademark. Existing laws afford only limited protection for our intellectual property. Despite our efforts to protect our intellectual property, a third party could utilize our corporate name without authorization. Our means of protecting our proprietary rights may not be adequate and our competitors may use our corporate name to our disadvantage. If we are unable to adequately protect our intellectual property or become subject to intellectual property infringement claims, we could incur costly and time-consuming litigation.

If We were to Determine that our Aircraft, Parts or Inventory were Impaired, it would have a Significant Adverse Effect on our Operating Results.

     We plan to periodically perform impairment reviews in order to determine whether we need to reduce the carrying value of our aircraft and related assets with a related charge to earnings. In addition to the fact that the value of our fleet will decline as it ages, the potential for industry excess capacity could evolve and other factors beyond our control, may further contribute to the decline of the fair market value of our aircraft and related parts and inventory. If such an impairment does occur, Statement of Financial Accounting Standards No. 121 (“FAS 121”), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, and Statement of Financial Accounting Standards No. 144 (“FAS 144”), Accounting for the Impairment or Disposal of Long-Lived Assets, would require us to write down these assets to their estimated fair market value through a charge to earnings. A significant charge to earnings would adversely affect our financial condition and operating results.

Because the Airline Industry is Characterized by Low Gross Profit Margins and High Fixed Costs, a Minor Shortfall from Expected Revenue could have a Significant Impact on Earnings.

     The airline industry as a whole, and scheduled service in particular, are characterized by low gross profit margins and high fixed costs. The costs of operating each flight do not vary significantly with the number of passengers carried and, therefore, a relatively small change in the number of passengers or in fare pricing or traffic mix could, in the aggregate, could have a significant effect on operating and financial results.

We Will Need to Secure Agreements with Credit Card Companies and Processors.

     We expect a significant percentage of our direct customer sales to be purchased with one of the major credit cards, such as American Express, Visa or MasterCard. As of the date of this Prospectus, we do not have agreements in place with any of these credit card companies. As a startup operation, it is likely some or all of the credit card companies and card processors will require us to post deposits to cover unused ticket liabilities.

We May Need Agreements with a Clearinghouse Settlement Plan.

     We may need agreements with one of several airline clearinghouses to facilitate the processing of our tickets issued by another airline on their ticket stock and paid to the issuing airline for travel provided by us. There can be no assurance these agreements will be reached or what deposits may be required by the clearinghouses.

Significant Foreign Ownership may Affect our Ability to Retain our Air Carrier Certificate and will Constitute a Default under our Loan Agreements.

     Federal law requires that United States air carriers be citizens of the United States. For a corporation to qualify as a United States citizen, the President and at least two-thirds of the directors and other managing officers of the corporation must be United States citizens and at least 75% of the voting interest of the corporation must be owned or controlled by United States citizens. “Voting interest” is represented by direct ownership of our common stock. If we are unable to satisfy these requirements, our operating authority from the Department of Transportation may be revoked. Because we are unable to control the transfer of our stock, we are unable to assure that we can remain in compliance with these requirements in the future. We may in the future seek to adopt measures that will provide some protection against a foreign person acquiring more than a 25% voting interest. Such measures would likely require stockholder approval and there is no assurance that such approval can be obtained.

We will be Dependent on Third Party Suppliers for Helicopter Parts and Components.

     Frequent maintenance will be required for our aircraft, and maintenance costs will likely comprise a significant portion of our operating costs. Failure or significant delay by potential vendors in providing necessary parts could, in the absence of alternative sources of supply, have a material adverse effect on our operations. If we are dependent on a small number of suppliers for helicopter parts, we may also be subject to adverse impacts from unusually high price increases which are greater than overall inflationary trends.

Failure to Maintain an Acceptable Safety Record may have an Adverse Impact on our Ability to Attract and Retain Customers.

     Customers consider safety and reliability as primary concerns in selecting a provider of helicopter transportation services. If we fail to maintain a record of safety and reliability that is satisfactory to our customers, our ability to retain customers and attract new customers may be adversely affected.

Helicopter Operations Involve Risk that may Not be Covered by our Insurance or may Increase the Cost of our Insurance.

     The operation of helicopters inherently involves a degree of risk. Hazards such as aircraft accidents, collisions, fire and adverse weather and marine conditions are part of the business of providing helicopter services and may result in personal injury, loss of life, damage to property and equipment and suspension or reduction of operations. Any loss of our liability insurance coverage, once obtained, or the loss, expropriation or confiscation of, or severe damage to, a material number of our helicopters could adversely affect our operations or financial condition. We cannot assure you that we will be able to maintain adequate insurance coverage in the future at commercially reasonable rates or that it will be available to us.

The SEDA and Convertible Debentures Contain Certain Covenants Prohibiting Us from Raising Capital at Less than the Market Price or Pledging Assets to Other Lenders.

     The SEDA and Convertible Debentures contain covenants that restrict the following activities:

•	Raising capital from the sale of stock or other securities convertible into stock at a price less than the market price of U.S. Helicopter’s common stock on the date of issuance; or

•	Granting a security interest in U.S. Helicopter’s assets, which security interest may be needed in order to obtain borrowings or capital from a lender, except that the secured party is obligated to subordinate the priority of its security interest under certain circumstances.

     The existence of these covenants may severely limit U.S. Helicopter’s ability to borrow money or raise capital from the sale of stock or convertible securities because any potential lender will likely require collateral in the form of a security interest on U.S. Helicopter’s assets to secure a loan and purchasers of our stock or convertible securities may want to pay a discount to the market price of our stock.

We May be the Subject of a Going Concern Opinion from our Independent Auditors, which Means that We May Not be Able to Continue Operations Unless We Obtain Additional Funding.

     Our independent auditors may have to add an explanatory paragraph to their 2005 audit opinion to be issued in connection with the year ended December 31, 2004 financial statements, which would state that U.S. Helicopter’s ability to continue as a going concern depends upon its ability to secure financing and attain profitable operations. Our ability to obtain additional funding will determine our ability to continue as a going concern.

Our Common Stock May be Affected by Limited Trading Volume and May Fluctuate Significantly.

     There is no public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock may experience in the future significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

Our Common Stock May be Deemed to be “Penny Stock,” which May Make it More Difficult for Investors to Sell their Shares due to Suitability Requirements.

     Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•	With a price of less than $5.00 per share;

•	That are not traded on a “recognized” national exchange;

•	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

•	In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

     Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

RISKS RELATED TO THIS OFFERING

     Future Sales by our Stockholders may Adversely Affect our Stock Price and our Ability to Raise Funds in New Stock Offerings.

     Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. None of our 24,545,723 shares of common stock outstanding as of December 31, 2004 (assuming no exercise of options or warrants) are freely tradable without restriction. All shares of common stock held by existing stockholders are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration.

     Upon issuance of the maximum number of shares being registered in this offering, there will be an additional 7,311,000 shares of common stock outstanding. U.S. Helicopter has the ability to register additional shares under the Standby Equity Distribution Agreement by filing a new registration statement. There is essentially no limit on the number of shares that U.S. Helicopter can register. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement and the sale to the investor under the terms of the Standby Equity Distribution Agreement.

     In addition, we have issued options to purchase a total of 812,000 shares of our common stock, which have an exercise price of $0.50 per share.

     We have also conducted a private placement from November through December, 2004 which resulted in the issuance of 63,200 units (the “Units”), with each unit consisting of five shares of our Series A Preferred Stock and two warrants. Shares of our Series A Preferred Stock are convertible into our common stock at an exercise price equal to 80% of the average closing bid price of our common stock on the OTC-BB for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from the Preferred Stockholder. In the event that our shares are not traded on the OTC-BB, the conversion price shall be equal to 80% of the average bid price of our common stock posted in the Pink Sheets for the 20 trading days immediately preceding the day upon which we receive a conversion notice from the Preferred Stockholder. In the event that our shares are not traded on the OTC-BB or on the Pink Sheets, the conversion price shall be equal to 80% of the fair market value of our common stock on the date upon which we receive the notice of conversion from the Preferred Stockholder. Such fair market value shall be determined by an accounting firm selected by us which accounting firm is not then currently performing any accounting services for us. The subscribers in this offering received warrants to purchase a total of 126,400 shares of our common stock which are exercisable upon conversion of the Series A Preferred Stock, of which 63,200 warrants have exercise prices of 125% of the conversion price of the Series A Preferred Stock, and the remaining 63,200 warrants an exercise price of 150% of the conversion price of the Series A Preferred Stock.

Existing Shareholders will Experience Significant Dilution from our Sale of Shares under the Standby Equity Distribution Agreement.

     The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

The Investor under the Standby Equity Distribution Agreement Will Pay Less than the Then-Prevailing Market Price of our Common Stock.

     The common stock to be issued under the Standby Equity Distribution Agreement will be issued at a 1% discount to the volume weighted average price for the 5 days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

The Selling Stockholders Intend to Sell their Shares of Common Stock in the Market, which Sales may Cause our Stock Price to Decline.

     The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 10,556,723 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

The Sale of our Stock under our Standby Equity Distribution Agreement could Encourage Short Sales by Third Parties, which could Contribute to the Future Decline of our Stock Price.

     The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the Standby Equity Distribution Agreement could encourage short sales by third parties. In a short sale, a prospective seller borrows stock from a shareholder or broker and sells the borrowed stock. The prospective seller hopes that the stock price will decline, at which time the seller can purchase shares at a lower price to repay the lender. The seller profits when the stock price declines because it is purchasing shares at a price lower than the sale price of the borrowed stock. Such sales could place further downward pressure on the price of our common stock by increasing the number of shares being sold.

Our Common Stock has Not Traded and we Cannot Predict the Extent to which a Trading Market will Develop.

     Before this offering, our common stock has not traded publicly. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering. The shares purchased in the Company’s private placement are subject to a lock-up agreement through the date which is six months after the effectiveness of this registration statement.

The Price You Pay in this Offering will Fluctuate and may be Higher or Lower than the Prices Paid by Other People Participating in this Offering.

     The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Not be Able to Access Sufficient Funds under the Standby Equity Distribution Agreement When Needed.

     We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the Standby Equity Distribution Agreement, in large part. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because the amount of financing available will fluctuate with the price and volume of our common stock. As the price and volume decline, then the amount of financing available under the Standby Equity Distribution Agreement will decline.

     There are additional restrictions on our ability to request advances under the SEDA. For example, our ability to request an advance is conditioned upon us registering the shares of common stock with the SEC. Further, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital owning more than 9.9% of our outstanding common stock. Even if we request advances the amount of each advance is limited to a maximum draw down of $250,000 every seven (7) trading days.

     The Company is approximately 90 days away from becoming a reporting company under the Securities Exchange Act of 1934, as amended, and the Company will not be in a position to rely on the SEDA entered into with Cornell Capital to provide liquidity for the Company’s working capital and equipment leasing, as it will take time for a market for the Company’s business to develop. The Company will not be in a position to access the capital under the SEDA until the Company’s securities are quoted on the NASD Bulletin Board, and sufficient demand exists for the Company’s equity securities. There can be no assurance that the Company will successfully list its securities for a quotation on the NASD Bulletin Board, or that a market for the Company’s securities will develop in a manner that will allow the Company to receive financing under the SEDA.

SELLING STOCKHOLDERS

     The following table presents information regarding the selling stockholders. A description of each selling stockholder’s relationship to U.S. Helicopter and how each selling stockholder acquired or will acquire the shares to be sold in this offering is detailed in the information immediately following this table.

			Percentage		Percentage
			of		of
			Outstanding		Outstanding		Percentage
	Shares		Shares	Shares to be	Shares to be		of Shares
	Beneficially		Beneficially	Acquired	Acquired	Shares to	Beneficially
	Owned		Owned	Under the	Under the	be Sold In	Owned
	Before		Before	Convertible	Convertible	the	After the
Selling Stockholder	Offering		Offering (1)	Debentures (2)	Debentures (2)	Offering	Offering
Cornell Capital Partners, L.P.	1,730,769	(3)	7.05%	6,500,000	20.94%	8,230,769	0%

3B Group, Inc.	773,196		3.15%	-0-	0%	773,196	0%

Amir Elbaz	494,505		2.01%	-0-	0%	494,505	0%

North Coast Securities Corporation	279,600	(4)	1.13%	-0-	0%	279,600	0%

Troy Rillo	247,253		1.01%	-0-	0%	247,253	0%

Joseph M. Hatfield	89,100	(5)	*	-0-	0%	89,100	0%

			Percentage		Percentage
			of		of
			Outstanding		Outstanding		Percentage
	Shares		Shares	Shares to be	Shares to be		of Shares
	Beneficially		Beneficially	Acquired	Acquired	Shares to	Beneficially
	Owned		Owned	Under the	Under the	be Sold In	Owned
	Before		Before	Convertible	Convertible	the	After the
Selling Stockholder	Offering		Offering (1)	Debentures (2)	Debentures (2)	Offering	Offering
Orthopaedic Multispecialty Network Savings Plan & Trust DTD 12/31/95 Alexander Michael III M.D. Trustee	82,500	(5)	*	-0-	0%	82,500	0%

Gerald Patrick BSSC Custodian IRA	39,600	(5)	*	-0-	0%	39,600	0%

David & Judith True JTWROS	34,650	(5)	*	-0-	0%	34,650	0%

Thomas & Diane Troncalli JTWROS	28,050	(5)	*	-0-	0%	28,050	0%

Gerald Patrick BSSC Custodian SEP-IRA	16,500	(5)	*	-0-	0%	16,500	0%

Gordon A. Boyer	16,500	(5)	*	-0-	0%	16,500	0%

Dana E. Fender	16,500	(5)	*	-0-	0%	16,500	0%

Judiuth Guthrie	16,500	(5)	*	-0-	0%	16,500	0%

Garin Patrick	16,500	(5)	*	-0-	0%	16,500	0%

Troy Taylor	16,500	(5)	*	-0-	0%	16,500	0%

John Austerman	16,500	(5)	*	-0-	0%	16,500	0%

Rodger E. Bush IRA BSSC Custodian	16,500	(5)	*	-0-	0%	16,500	0%

C. Alan Carter Simple IRA BSSC Custodian	16,500	(5)	*	-0-	0%	16,500	0%

BSSC Cust. for Darryl Chapman SEP-IRA	16,500	(5)	*	-0-	0%	16,500	0%

BSSC Cust. for Olly Duckett IRA	16,500	(5)	*	-0-	0%	16,500	0%

Stefano A. Masi	16,500	(5)	*	-0-	0%	16,500	0%

BSSC Custodian Stanley B. Marable SEP-IRA	16,500	(5)	*	-0-	0%	16,500	0%

Franklin Brown	16,500	(5)	*	-0-	0%	16,500	0%

Frederick W. Telling	16,500	(5)	*	-0-	0%	16,500	0%

Newbridge Securities Corporation	10,000	(6)	*	-0-	0%	10,000	0%

* Less than 1%

(1)	Applicable percentage of ownership is based on 24,545,723 shares of common stock outstanding as of December 31, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of December 31, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Cornell Capital holds a Secured Convertible Debenture (the “Convertible Debenture”) in the principal amount of $1,000,000 which is convertible into shares of common stock at a price per share equal to the lesser of (a) $2.00 or (b) an amount equal to 80% of the lowest volume weighted average price of our common stock as quoted by Bloomberg, LP for the five trading days immediately preceding the conversion date. The terms of the Convertible Debenture prohibit conversion if the number of shares held by Cornell Capital after giving effect to such conversion would equal in excess of 9.99% of all our outstanding shares of common stock. The figures in this table assume that such provision does not apply. If such prohibition did not apply, Cornell Capital would be entitled to convert the Convertible Debenture along with accrued interest as of December 31, 2004 into a total of 1,285,959 shares, assuming a per share conversion price of $0.80 based on an assumed lowest volume weighted average price of $1.00. Pursuant to a Securities Purchase Agreement with Cornell Capital, we will issue a second Convertible Debenture to Cornell Capital in the amount of $300,000 within five business days of the filing of the accompanying registration statement. We are registering a total of 6,500,000 shares to cover such conversions.

U.S. Helicopter cannot predict the actual number of shares of common stock that will be issued upon the conversion of the Convertible Debentures, in part, because the conversion price of the shares under the Convertible Debentures will fluctuate based on prevailing market conditions. Therefore, the number of shares of common stock registered in connection with the conversion of the Convertible Debentures is based on U.S. Helicopter’s good-faith estimate of the maximum number of shares that U.S. Helicopter will issue with respect thereto based upon current market prices of the Company’s common stock.

(3)	This figure does not include shares held by Amir Elbaz and Troy Rillo, who are employees of Cornell Capital but who do not control, are not controlled by, and are not under common control with Cornell Capital.

(4)	Represents shares issuable to North Coast Securities Corporation or its designee pursuant to warrants to purchase up to 29,600 shares and 250,000 shares, respectively, of U.S. Helicopter common stock.

(5)	Represents shares of common stock issuable upon the conversion of Series A Preferred Stock and warrants purchased in the Private Placement conducted from November through December, 2004.

(6)	The shares of common stock registered on behalf of Newbridge Securities Corporation (“Newbridge”) represent the approximate number of shares to be issued as a fee in connection with the Standby Equity Distribution Agreement at an assumed price of $1.00 per share. The fee payable to Newbridge is based on $10,000.00 worth of our common stock on the first day our common stock is traded publicly. Since there currently is no market for our common stock, the actual number of shares to be issued to Newbridge may be higher or lower.

     The following information contains a description of the selling stockholders’ relationships to U.S. Helicopter and how the selling shareholder acquired the shares to be sold in this offering. The selling stockholders have not held positions or offices, or had any other material relationships, with U.S. Helicopter, except as follows:

     CORNELL CAPITAL PARTNERS, L.P. Cornell Capital is the investor under the Standby Equity Distribution Agreement and the holder of convertible debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital acquired all shares being registered in this offering in financing transactions with U.S. Helicopter. The transactions are explained below:

     Convertible Debentures. In August 2004, we entered into a Securities Purchase Agreement with Cornell Capital, whereby up to $1,300,000 of 5% secured, convertible debentures may be issued. On August 6, 2004, U.S. Helicopter received net proceeds of $772,500 after payment of certain expenses in the amount of $227,500, from the sale of $1,000,000 worth of debentures. The balance of the debentures will be issued upon filing of the accompanying registration statement and satisfaction of other applicable closing conditions. The debentures bear interest at 5% per annum and are secured by a security agreement covering substantially all of our business assets, provided that the secured party has agreed to subordinate the priority of its lien under certain circumstances. Principal plus accrued interest is either payable in full two years after the date of issue, or convertible at U.S. Helicopter’s option, into shares of U.S. Helicopter’s common stock. The conversion provision entitles the holder at any time, and from time to time, to convert all or any part of the principal plus accrued interest into U.S. Helicopter’s $0.001 par value common stock (the “Conversion Shares”), at a per share price equal to the lesser of (i) $2.00 per share or (ii) 80% of the lowest volume weighted average quoted price during the five trading days immediately preceding the conversion date. If the holder elects to convert, U.S. Helicopter may redeem the portion of the debenture that was subject to the conversion notice by paying the principal amount, plus 1.67% per month or any part thereof outstanding calculated from the date of the debenture to the date of payment of the redemption amount. U.S. Helicopter is registering in this offering 6,500,000 shares of common stock underlying the convertible debentures.

     Standby Equity Distribution Agreement. In August 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital will pay U.S. Helicopter 99% of the volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Further, Cornell Capital will retain a fee of 5% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital received a commitment fee of 2,472,527 shares of our common stock. Cornell Capital subsequently transferred 741,758 shares to Troy Rillo and Amir Elbaz. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received a fee of $10,000 worth of our common stock, with the number of shares to be determined on the first day that our shares are publicly traded. U.S. Helicopter is registering a total of 2,472,527 shares in this offering that have been issued under the Standby Equity Distribution Agreement to Cornell Capital (which includes shares transferred by Cornell Capital to Troy Rillo and Amir Elbaz), and the estimated 10,000 shares to be issued to Newbridge Securities Corporation.

     NEWBRIDGE SECURITIES CORPORATION. Newbridge Securities Corporation is a registered broker-dealer that, as noted above, we engaged to advise us in connection with the Standby Equity Distribution Agreement. Guy Amico makes the investment decisions on behalf of Newbridge Securities Corporation. We paid Newbridge Securities Corporation a fee of $10,000 worth of our common stock, with the number of shares to be determined on the first day that our shares are publicly traded. U.S. Helicopter is registering these shares in this offering.

     AMIR ELBAZ. Mr. Elbaz is an employee of Cornell Capital and received shares of U.S. Helicopter common stock from Cornell Capital. Mr. Elbaz does not control, is not controlled by and is not under common control with Cornell Capital.

     TROY RILLO. Mr. Rillo is an employee of Cornell Capital and received shares of U.S. Helicopter common stock from Cornell Capital. Mr. Rillo does not control, is not controlled by and is not under common control with Cornell Capital.

     3B GROUP, INC. 3B Group, Inc. received 773,196 shares of common stock from us. We are registering these shares in this offering.

     NORTH COAST SECURITIES CORPORATION. North Coast Securities Corporation (“North Coast”) served as placement agent for U.S. Helicopter in the Company’s private placement of units (the “Private Placement”) conducted from November through December, 2004. As partial consideration for services rendered as placement agent, U.S. Helicopter paid North Coast a fee of warrants to purchase up to 29,600 shares of U.S. Helicopter common stock. In addition, U.S. Helicopter entered into a Financial Advisory Consulting Agreement with North Coast, pursuant to which U.S. Helicopter paid a fee of warrants to North Coast or its designee to purchase up to 250,000 shares of common stock to North Coast or its designee.

     PRIVATE PLACEMENT STOCKHOLDERS. All other selling shareholders included in this registration statement were subscribers in the Private Placement (the “Private Placement Stockholders”). The Private Placement Stockholders purchased a total of 63,200 of our units (the “Units”), with each unit consisting of five shares of our Series A Preferred Stock and two warrants. U.S. Helicopter is registering 395,000 shares of common stock in connection with the conversion of the outstanding Series A Preferred Stock, and a total of 126,400 shares in connection with the warrants issued in the Private Placement. In connection with the Private Placement, each Private Placement Stockholder has agreed to not sell, sell, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute or otherwise encumber or dispose of except pursuant to Rule 144 of the General Rules and Regulations under the Securities Act of 1933, any of our securities until the date which is six months after the effectiveness of the accompanying registration statement.

THERE ARE CERTAIN RISKS RELATED TO SALES BY CORNELL CAPITAL

     There are certain risks related to sales by Cornell Capital, including:

•	The outstanding shares are issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital is issued shares, the greater chance that Cornell Capital gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

•	To the extent Cornell Capital sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital to sell greater amounts of common stock, the sales of which would further depress the stock price.

•	The significant downward pressure on the price of the common stock as Cornell Capital sells material amounts of common stocks could encourage short sales by others to the extent permitted by applicable law. This could place further downward pressure on the price of the common stock.

USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we have received the proceeds from the sale of the $1,000,000 Convertible Debenture to Cornell Capital under the Securities Purchase Agreement and $316,000 in connection with the Private Placement, and we will receive the proceeds from the sale of the remaining $300,000 Convertible Debenture to Cornell Capital and any cash exercise of the warrants sold in the Private Placement. Any proceeds we receive will be used for working capital purposes including, but not limited to, equipment financing, acquisition of leased facilities and additional startup costs. Please see the headings entitled “Recent Sales of Unregistered Securities” and “Selling Stockholders” for more information about the Private Placement and our transaction with Cornell Capital.

DILUTION

     U.S. Helicopter issued a total of 1,000 shares of common stock representing founders’ shares to eight persons in exchange for cash totaling $500, or $0.50 per share as of March, 2003. The eight stockholders included the following members of U.S. Helicopter management: John G. Murphy, George Mehm, Donal McSullivan, Gabriel Roberts, John Capozzi, Rue Reynolds and Clinton L. Pagano, Sr. In July, 2004, the Company effectuated a 21,300-to-one stock split whereby each founding stockholder received 21,300 shares of post-split common stock in exchange for each pre-split share of the Company’s common stock. By way of comparison, U.S. Helicopter will issue shares to Cornell Capital pursuant to the Convertible Debentures at an estimated offering price of $0.80 per share, assuming a market value of our common stock of $1.00 per share.

     The net tangible book value of U.S. Helicopter as of September 30, 2004 was $(335,921) or $(0.0137) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of U.S. Helicopter (total assets less total liabilities and intangible assets) and intangible assets by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to U.S. Helicopter, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Convertible Debentures. The amount of dilution will depend on the offering price and number of shares to be issued under the Convertible Debentures. The following example shows the dilution to new investors at an offering price of $0.80 per share (but does not take into account the exercise of options, warrants or preferred stock) if the conversion had taken place on September 30, 2004, and the remaining $300,000 portion of the Convertible Debentures were issued on that date.

     Assuming the circumstances above, the total amount due to the Convertible Debenture holders would total $1,300,000 of principal and $7,945 in accrued interest and U.S. Helicopter would issue 1,634,931 shares of common stock under the Convertible Debentures. The tangible net worth of U.S. Helicopter would simultaneously increase by approximately $1,258,000 which would be the amount of debt and interest converted less approximately $50,000 of offering expense. The net effect of these changes would be a new net tangible book value of approximately $922,000. This represents an immediate increase in net tangible book value to existing shareholders of $0.0489 per share and an immediate dilution to new shareholders of $0.7648 per share. The following table illustrates the per share dilution. For purposes of the following table, we have included the 2,472,527 shares issued to Cornell Capital as a commitment fee under the Standby Equity Distribution Agreement in the total number of shares outstanding as well as the 773,196 shares issued to 3B Group, Inc.:

Assumed public offering price per share		$0.8000
Net tangible book value per share before this offering	$(0.0137)
Increase attributable to new investors	$0.0489

Net tangible book value per share after this offering		$0.0352

Dilution per share to new stockholders		$0.7648

     The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

	No. of Shares to be	Dilution Per Share
Assumed Offering Price	Issued(1)	to New Investors
$0.8000	1,634,931	$0.7648
$0.6000	2,179,908	$0.5655
$0.4000	3,269,863	$0.3669
$0.2000	6,539,725	$0.1703

(1)	This represents the number of shares of common stock that will be registered hereunder in connection with the Convertible Debentures.

     The figures represented in the above tables assume that Cornell Capital is not prohibited from acquiring shares pursuant to the Convertible Debentures which would result in it becoming the beneficial owner of more than 9.99% of the issued and outstanding common stock of U.S. Helicopter. Pursuant to the terms of the Securities Purchase Agreement, Cornell Capital is prohibited from acquiring such number of shares of our common stock which would result in it becoming the beneficial owner of more than 9.99% of our issued and outstanding common stock.

     In addition, the computations in the above tables exclude stock options to purchase a total of 812,000 shares of our common stock and warrants to purchase a total of 406,000 shares of our common stock. To the extent such options and warrants are exercised, there may be further dilution to new investors.

STANDBY EQUITY DISTRIBUTION AGREEMENT

     SUMMARY. In August 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital will pay U. S. Helicopter 99% of the volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. The volume weighted average price is calculated automatically by Bloomberg, LLC, a reporting service, and is calculated by multiplying the number of U.S. Helicopter’s shares sold on a given day by the actual sales prices and adding up the totals. Cornell Capital is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital will retain a fee of 5% of each advance under the Standby Equity Distribution Agreement. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation shall receive a fee of $10,000 worth of our common stock, with the number of shares to be determined on the first day that our shares are publicly traded. In connection with the Standby Equity Distribution Agreement, Cornell Capital received a commitment fee of 2,472,527 shares of our common stock, which U.S. Helicopter is registering pursuant to this registration statement (which includes shares transferred by Cornell Capital to Troy Rillo and Amir Elbaz). Pursuant to the terms of the Standby Equity Distribution Agreement, we are obligated to file a separate registration statement covering the shares issuable to Cornell Capital under such agreement. The costs associated with this registration will be borne by us.

     STANDBY EQUITY DISTRIBUTION AGREEMENT EXPLAINED. Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held one trading day after the end of each pricing period at which time we will deliver shares of common stock and Cornell Capital will pay the advance amount requested by us.

     We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital has advanced $10.0 million or 24 months after the effective date of the accompanying registration statement, whichever occurs first.

     The amount of each advance is limited to a maximum draw down of $250,000 every seven trading days and the aggregate amount of advances may not exceed $1,000,000 in any 30-day period. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital owning more than 9.9% of our outstanding common stock. We do not have any agreements with Cornell

Capital regarding the distribution of such stock, although Cornell Capital may sell any stock received under the Standby Equity Distribution Agreement in its sole discretion.

     There are certain conditions to U.S. Helicopter’s right to request an advance. These conditions include:

•	Maintaining U.S. Helicopter’s authorization for quotation on the Over-the-Counter Bulletin Board.

•	Having an effective registration statement related to the stock to be issued.

•	The absence of a stop order or other action adversely affecting the registration statement.

•	No events shall have occurred that would require U.S. Helicopter to file a post-effective amendment to the effective registration statement.

•	The advance will not cause Cornell Capital to beneficially own more than 9.9% of U.S. Helicopter’s outstanding common stock.

     Cornell Capital Partners is permitted to terminate the Standby Equity Distribution Agreement if (i) there is a stop order or suspension of the effectiveness of this registration statement for 50 trading days or (ii) U.S. Helicopter fails to materially comply with certain covenants, which include the following:

•	Maintaining a quotation of the common stock on the Over-the-Counter Bulletin Board.

•	Maintaining U.S. Helicopter’s status as public company under Section 12(g) of the Securities Act of 1934.

•	Delivering instructions to the transfer agent to issue shares in connection with an advance notice.

•	Failing to notify Cornell Capital Partners of events impacting the registration of the stock to be issued, including the issuance of a stop order.

•	Issuing stock or convertible securities at a price less than the market price of U.S. Helicopter’s common stock on the date of issuance.

•	Merging or consolidating U.S. Helicopter with another company where the acquiring entity does not assume U.S. Helicopter’s obligations under the Standby Equity Distribution Agreement.

     The Company is approximately 90 days away from becoming a reporting company under the Securities Exchange Act of 1934, as amended, and the Company will not be in a position to rely on the SEDA entered into with Cornell Capital to provide liquidity for the Company’s working capital and equipment leasing, as it will take time for a market for the Company’s business to develop. The Company will not be in a position to access the capital under the SEDA until the Company’s securities are quoted on the NASD Bulletin Board, and sufficient demand exists for the Company’s equity securities. There can be no assurance that the Company will successfully list its securities for a quotation on the NASD Bulletin Board, or that a market for the Company’s securities will develop in a manner that will allow the Company to receive financing under the SEDA.

     We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issue the number of shares of common stock at a price of $0.99 per share, we would issue 10,101,010 shares of common stock to Cornell Capital for gross proceeds of $10.0 million. These shares would represent 29.15% of our outstanding common stock upon issuance. These figures assume a market price of our common stock of $1.00 and do not account for the prohibition on Cornell Capital’s acquisition of shares resulting in its ownership of more than 9.9% of the issued and outstanding shares of our common stock pursuant to the Standby Equity Distribution Agreement. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

     We expect to incur expenses of approximately $121,000 in connection with this registration, consisting primarily of professional fees. In connection with the Standby Equity Distribution Agreement, we paid Cornell Capital a one-time commitment fee of 2,472,527 shares of common stock. In addition, we issued 773,196 shares of common stock to 3B Group, Inc., and we agreed to issue $10,000 worth of our common stock, with the number of shares to be determined on the first day that our shares are publicly traded to Newbridge Securities Corporation, a registered broker-dealer, as a placement agent fee. We estimate that the number of shares to be issued to Newbridge Securities Corporation to be 10,000 based on management’s good faith estimate of the market value of our shares and have included such shares in the accompanying registration statement.

PLAN OF DISTRIBUTION

     The selling stockholders and any of their respective pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     The selling stockholders or their respective pledgees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. Cornell Capital Partners and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are deemed “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

     If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

     INDEMNIFICATION. We have agreed to indemnify the selling stockholder, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, transferees or other successors in interest, may be required to make in respect of such liabilities. The selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, including any untrue statement of a material fact contained in this prospectus or an omission to state any material fact necessary to make the statements in this prospectus not misleading.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of U.S. Helicopter pursuant to the foregoing, or otherwise, U.S. Helicopter has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     STATUTORY UNDERWRITER. Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Convertible Debentures. For so long as Cornell is an “underwriter,” Cornell may not sell shares by relying on Rule 144. Cornell Capital Partners will pay us the lesser of $2.00 per share or 80% of the volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the Standby Equity Distribution Agreement, and received a one-time commitment fee of 2,472,527 shares of our common stock. In addition, 3B Group, Inc. received 773,196 shares of our common stock.

     Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

     BLUE SKY LAWS. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     COSTS OF REGISTRATION. We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $121,000. The offering expenses consist of: a SEC registration fee of $1,242.53, printing expenses of $10,000, accounting fees of $25,000, legal fees of $75,000 and miscellaneous expenses of $10,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

     REGULATION M. The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following information should be read in conjunction with the consolidated financial statements of U.S. Helicopter and the notes thereto appearing elsewhere in this filing. Statements in this Management’s Discussion and Analysis or Plan of Operation and elsewhere in this prospectus that are not statements of historical or current fact constitute “forward-looking statements.”

     U.S. Helicopter Corporation is a development stage company whose core business will be providing regularly scheduled helicopter shuttle service between many of the nation’s larger metropolitan airports and surrounding city-based heliports. The Company intends to introduce its service – called “Metro-hop Airport Shuttle Service” or “MASS” – in the New York City market with frequent service between Kennedy, Newark Liberty, and LaGuardia airports and the New York metropolitan area heliports located at Wall Street, East 34th Street, and West 30th Street. The Company’s MASS service is intended to provide a fast, reliable, and safe alternative for airline passengers who wish to avoid the uncertainties and frequent delays associated with depending upon surface-based transportation to and from airports.

     As the Company completes its first year of operations and the introduction of its MASS service in New York City, it intends to phase-in similar service during the following four years in other major U.S. metropolitan markets: first in Washington, D.C. and then Chicago followed by Los Angeles.

     In addition to the airport-focused MASS shuttle service, the Company also intends to develop and introduce other regularly scheduled helicopter services (as differentiated from charter flights) including: commuter service between suburban helipads and New York City metropolitan heliports; weekend service between New York City metropolitan heliports and weekend/vacation retreat destinations such as the Hamptons, Cape Cod and Martha’s Vineyard; scheduled service to and from entertainment and resort destinations such as casinos based in Atlantic City and Connecticut; and utilizing aircraft at night or on weekends when aircraft are not flying the MASS shuttle service.

     Since inception, we have incurred substantial operating losses and expect to incur substantial additional operating losses over the next several years. As of August 31, 2004, we had an accumulated deficit of $(110,676). We have not received any revenues from inception, and we do not anticipate receiving any revenues until the second-half of the 2005 fiscal year. Our operations have been financed primarily through a sale of 5% secured convertible debentures, and a sale of equity securities comprising 63,200 Units consisting of Series A Preferred Stock and common stock purchase warrants. The terms of these debt and equity financings are set forth below.

     In November and December 2004, U.S. Helicopter issued a total of 63,200 of our Units to a limited number of accredited investors pursuant to the Private Placement in which we received $316,000 before payment of expenses associated with the offering. In connection with the Private Placement, 20 persons have received a total of 316,000 shares of our Series A Preferred Stock and 126,400 warrants to purchase our common stock, of which 63,200 warrants have an exercise price equal to 125% of the conversion price of the Series A Preferred Stock and the remaining 63,200 warrants have an exercise price equal to 150% of the conversion price of the Series A Preferred Stock.

     In connection with the Private Placement, the Company paid the following fees and expenses: (1) $35,520, representing a commission of 12% of the gross offering proceeds raised by North Coast Securities Corporation (the “Placement Agent”) (2) $8,880, representing a non-accountable expense allowance of 3% of the gross offering proceeds raised by the Placement Agent; (3) a due diligence and pre-marketing fee of $12,500 to cover the costs and expenses of due diligence investigation and pre-marketing activities; (4) warrants to purchase 29,600 shares of the Company’s common stock, with an exercise price equal to the lower of $0.75 or 110% of the closing bid price of the Company’s common stock on December 31, 2004, a term of five years and all other terms substantially the same as those of the warrants issued to investors in the Private Placement; (5) $49,800, representing legal fees paid to Gallagher, Briody & Butler; and (6) $3,000, representing escrow agent’s fees. In the event that our shares are not traded on the OTC-BB or on the Pink Sheets by such date, the conversion price of the Placement Agent’s warrants shall be equal to 80% of the fair market value of the Company’s common stock on the date upon which the Company receives the notice of conversion. Such fair market value shall be determined by an accounting firm selected by U.S. Helicopter which accounting firm is not then currently performing any accounting services for the Company. In addition, the Company reimbursed the Placement Agent in the amount of $4,375 for its legal fees (including blue sky legal fees) in the Private Placement.

     As part of our agreement with the Placement Agent, the Company agreed to enter into a separate Financial Consulting and Advisory Agreement with the Placement Agent, with compensation of Warrants issued to the Placement Agent or its designee to purchase 250,000 shares of the Company’s common stock with an exercise price equal to the lower of $0.75 or 110% of the closing bid price of the Company’s common stock on December 31, 2004, a term of five years and all other terms substantially the same as those of the warrants issued to investors in the Private Placement.

     In August, 2004, the Company entered into a Securities Purchase Agreement pursuant to which we agreed to issue $1,300,000 of 5% secured convertible debentures to Cornell Capital. On August 4, 2004, the Company received net proceeds of $772,500 after payment of expenses in the amount of $227,500, from the sale of $1,000,000 worth of debentures. The balance of the debentures will be issued upon the filing of the accompanying registration statement. The debentures bear interest at 5% per annum and are secured by a security agreement covering substantially all business assets of the Company. Principal plus accrued interest are either payable in full two years after the date of issue, or convertible at the holder’s option, into shares of the Company’s common stock. The conversion provision entitles the holder at any time, and from time to time, to convert all or any part of the principal plus accrued interest into the Company’s common stock (the “Conversion Shares”), at a per share price equal to the lesser of (a) $2.00 per share or (b) 80% of the lowest volume weighted average price of the Company’s common stock, as quoted by Bloomberg, LP for the five trading days immediately preceding the conversion date. If the Company’s common stock is not traded on the OTC-BB, Nasdaq SmallCap Market or the American Stock Exchange, the conversion price shall mean the reported closing bid price for the common stock as furnished by the National Association of Securities Dealers, Inc. for the applicable periods. Interest is payable at maturity or conversion, either in cash or shares of the Company’s common stock at the Company’s sole discretion. If payment of interest is made in the form of common stock, the value of common stock shall be the closing bid price on: (i) the date the interest payment is due; or (ii) if the interest payment is not made when due, the date the interest payment is made. The convertible debentures are secured by all of U.S. Helicopter’s assets.

     On August 4, 2004, the Company entered into a Standby Equity Distribution Agreement (“SEDA”) with Cornell Capital, pursuant to which the Company may, at its discretion, periodically issue and sell to Cornell Capital, up to $10,000,000 of the Company’s common stock. Upon the execution of the SEDA, the Company agreed to issue 2,472,527 shares of its common stock to Cornell Capital, plus an additional $10,000 worth of the Company’s common stock to Newbridge Securities Corporation (“Newbridge”), as a placement fee, per the Placement Agent Agreement between the Company and Newbridge, valued at the fair market value of the stock as of the date of the initial trading day of the Company’s common stock. As of December 31, 2004, the Company has issued 2,472,527 shares with an aggregate par value of $2,473 in connection with the SEDA.

     In August, 2004, U.S. Helicopter issued 773,196 shares to 3B Group, Inc. Also in August, 2004, the Company agreed to pay Newbridge Securities Corporation a fee of $10,000 worth of our common stock, with the number of shares to be determined on the first day that our shares are publicly traded.

     The Company issued a total of 1,000 shares of common stock representing founders’ shares to eight persons in exchange for cash totaling $500 as of March, 2003. The eight stockholders included the following members of U.S. Helicopter management: John G. Murphy, George Mehm, Donal McSullivan, Gabriel Roberts, John Capozzi, Rue Reynolds and Clinton L. Pagano, Sr. In July, 2004 the Company effectuated a 21,300 to one stock split whereby each founding stockholder received 21,300 shares of post-split common stock in exchange for each pre-split share of the Company’s common stock.

     Pursuant to the SEDA, U.S. Helicopter may, at its discretion for up to 2 years, periodically issue and sell shares of common stock for a total purchase price of $10.0 million. If U.S. Helicopter requests an advance under the Standby Equity Distribution Agreement, Cornell Capital will purchase shares of common stock for 99% of the volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital intends to sell any shares purchased under the SEDA at the market price. The effectiveness of the sale of the shares under the SEDA is conditioned upon U.S. Helicopter registering the shares of common stock with the Securities and Exchange Commission.

     The Company is approximately 90 days away from becoming a reporting company under the Securities Exchange Act of 1934, as amended, and the Company will not be in a position to rely on the SEDA entered into with Cornell Capital to provide liquidity for the Company’s working capital and equipment leasing, as it will take time for a market for the Company’s business to develop. The Company will not be in a position to access the capital under the SEDA until the Company’s securities are quoted on the NASD Bulletin Board, and sufficient demand exists for the Company’s equity securities. There can be no assurance that the Company will successfully list its securities for a quotation on the NASD Bulletin Board, or that a market for the Company’s securities will develop in a manner that will allow the Company to receive financing under the SEDA.

RESULTS OF OPERATIONS

     Since inception on March 4, 2003 through the date hereof, the Company has had no revenues from operations and is not expected to generate any revenues from operations until the second half of the 2005 fiscal year.

     From inception to December 31, 2003, the Company incurred expenses solely consisting of professional fees of $17,865, and accordingly, from inception through December 31, 2003, the Company incurred a net loss of $17,865.

     For the eight-month period ended August 31, 2004, the Company incurred total expenses of $92,811. These expenses primarily consisted of general and administrative expenses, including payroll of $37,596, payroll taxes of $4,070 and professional fees of $33,159. Interest expense for the eight-month period ended August 31, 2004, was $3,965. The increase in the general and administrative expenses since December 31, 2003 was due to increased legal, accounting and financial printer expenses related to the preparation of the Company’s financial statements, and the costs incurred with several financings.

     Since inception, the Company has incurred operating losses. As of August 31, 2004, our accumulated deficit was $110,676.

LIQUIDITY AND FINANCIAL CONDITION

     We have financed our operations since inception primarily through a private placement financing with Cornell Capital and a private placement of the Units consisting of the Company’s Preferred Shares and Warrants to purchase the Company’s Common Stock. In August 2004, the Company closed on a $1.3 million convertible debenture financing, of which the Company has received $1.0 million to date. In November and December of 2004, the Company closed on a private placement offering of 63,200 of Units to a limited number of accredited investors, pursuant to which we received $316,000 before payment of expenses associated with the offering.

     We plan to acquire through lease or mortgage, and put into service, up to eight (8) helicopters during our first year of flight operations commencing on or about May 2005. To accomplish this, we will need to secure approximately $25.0 million of helicopter lease/purchase financing, inclusive of deposits required in connection with any financing transaction. It is anticipated that the purchase price per aircraft for the first eight used aircraft, including the cost of refurbishment and re-configuration of interiors, will be approximately $3.0 million. It is anticipated that the deposit for these eight aircraft will be approximately $2.5 million, with the balance of the purchase price to be borrowed in the form of lease financing or purchase financing. It is anticipated that the manufacturers of these aircraft, along with the engine manufacturer, will enter into “power-by-the-hour” (“PBH”) arrangements, whereby the Company would be allowed to cover the cost of major maintenance items over a period of time, rather than as the maintenance costs are specifically incurred. In addition, the Company intends to pursue certain Asset Value Guarantees (“AVG”), such that the manufacturer of the aircraft would agree to pay a lender/lessor up to 10% (ten percent) of the cost of the aircraft should the aircraft be unable to be sold for the lender/lessor’s expected value. The Company will also seek to arrange a 10% (ten percent) first loss deficiency (“FLD”) guarantee from various manufacturers. With an FLD provision, if the Company defaults, the manufacturer could be liable for up to 10% of the equipment cost to cover lost rental, interest, cost-of-sale, and the difference in the asset value when sold. In order to obtain a PBH, an AVG and an FLD, the Company may be required to place deposits with the aircraft manufacturers for new aircraft to be delivered between April 2006 and April 2009. It is currently anticipated that the Company would place an order for delivery in 2006 of eight (8) aircraft at an average purchase price of $7.5 million, and an additional fourteen (14) aircraft in 2007 and 2008 at the same average purchase price. The Company has not secured any of the financing for the acquisition of either used or new aircraft for delivery in 2005 through 2009.

     There can be no assurance that the Company will be successful in entering into financing agreements for these aircraft. If these financings cannot be consummated, the Company will assess all available alternatives, including a sale of our assets or merger, suspension of operations and possible liquidation, auction, bankruptcy, or other measures.

     To date our financing has come from the sale of $1.3 million of convertible debentures ($1.0 million funded to date), $0.3 million in private placement proceeds and $10.0 million of the S.E.D.A. funds. If we determine not to utilize any of the $10.0 million S.E.D.A. funds, we will need to raise at least $38.5 million in additional capital to finance operations through year-end 2005. Of this amount, we plan to apply $25 million to aircraft financing, $1.0 million to additional startup costs, $4.5 million to parts, deposits and miscellaneous costs, $6.0 million to working capital and $2.0 million to fundraising, legal and accounting expenses. To the extent we draw on the S.E.D.A. funds to finance operations, the aforementioned $38.5 million figure will decrease by the amount of such draws.

RECENT ACCOUNTING PRONOUNCEMENTS.

     In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 changes the accounting guidance for certain financial instruments that, under previous guidance, could be classified as equity or “mezzanine” equity by now requiring those instruments to be classified as liabilities (or assets in some circumstances) on the balance sheet. Further, SFAS 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 in the first quarter of fiscal 2004 did not have a material impact on U.S. Helicopter’s financial position, results of operations or cash flows.

     In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS 149 amends SFAS 133 to clarify the definition of a derivative and incorporate many of the implementation issues cleared as a result of the Derivatives Implementation Group process. This statement is effective for contracts entered into or modified after June 30, 2003, and should be applied prospectively after that date. The adoption of SFAS 149 is not expected to have a material effect on the financial statements.

     In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS 148 “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS 123.” SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation from the intrinsic value-based method of accounting prescribed by APB 25. As allowed by SFAS 123, U.S. Helicopter has elected to continue to apply the intrinsic value-based method of accounting, and has adopted the disclosure requirements of SFAS 123. U.S. Helicopter currently does not anticipate adopting the provisions of SFAS 148.

     In July 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 provides new guidance on the recognition of costs associated with exit or disposal activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS 146 supercedes previous accounting guidance provided by the EITF Issue 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” EITF Issue 94-3 required recognition of costs at the date of commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Early application is permitted. The adoption of SFAS 146 by U.S. Helicopter is not expected to have a material impact on U.S. Helicopter’s financial position, results of operations, or cash flows.

     In April 2002, the FASB issued SFAS 145, “Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections.” Among other things, this statement rescinds FASB Statement 4, “Reporting Gains and Losses from Extinguishment of Debt” which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion 30, “Reporting the Results of Operations —Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” will now be used to classify those gains and losses. The provisions of SFAS 145 related to the classification of debt extinguishment are effective for years beginning after May 15, 2002. The adoption of SFAS 145 by U.S. Helicopter is not expected to have a material impact on U.S. Helicopter’s financial position, results of operations, or cash flows.

CRITICAL ACCOUNTING POLICIES.

     U.S. Helicopter’s consolidated financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on various assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

     Our significant accounting policies are summarized in the Notes of our consolidated financial statements. While all these significant accounting policies impact its financial condition and results of operations, U.S. Helicopter views certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on U.S. Helicopter’s consolidated financial statements (or are anticipated to have such impact when operations commence) and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

     Our critical accounting policies are useful lives of assets, impairment testing of assets, revenue recognition, and deferred offering costs.

     USEFUL LIVES OF TANGIBLE AND INTANGIBLE ASSETS. Depreciation and amortization of tangible and intangible assets are based on estimates of the useful lives of the assets. We regularly review the useful life estimates established to determine their propriety. Changes in estimated useful lives could result in increased depreciation or amortization expense in the period of the change in estimate and in future periods that could materially impact our financial condition and results of operations.

     IMPAIRMENT OF LONG-LIVED ASSETS. We adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. An impairment charge could materially impact our financial condition and results of operations.

     REVENUE RECOGNITION. Prior to August 2004, U.S. Helicopter did not generate any revenue. We will recognize revenue when our helicopter transportation services commence, including scheduled and chartered services.

     DEFERRED OFFERING COSTS AND DEFERRED FINANCING COSTS. We incurred certain costs related to financing activities during the eight-month period ended August 31, 2004. These costs consisted primarily of legal fees, placement agent fees and commissions which are related to the placement of debt securities (deferred financing costs) and equity securities (deferred offering costs).

     At August 31, 2004 and December 31, 2003 we had net deferred financing costs of $202,233 and $0.00, respectively. These costs were related to the placement of a 5% convertible debenture and are being amortized on a straight-line basis over the life of the debenture. We recorded amortization expense related to deferred financing totaling $7,767 and $0.00 for the eight month period ended August 31, 2004 and the period from inception through December 31, 2003, respectively.

     At August 31, 2004 and December 31, 2003 we had net deferred offering costs of $142,421 and $0.00, respectively. These costs were primarily related to the Standby Equity Distribution Agreement and will be offset against the proceeds of the offering, when consummated. The balance at August 31, 2004 included $4,189 related to another contemplated offering which will be offset against the proceeds of the contemplated offering, when consummated, or expensed if not consummated.

     Additional Year 1 Information. With respect to our cash requirements and sources during the next 12 months and through year-end of 2005, see Management’s Discussion and Analysis—Liquidity and Financial Condition. We will lease or purchase approximately eight 6-seat helicopters or eight 12-seat used, low-time helicopters during our first 12 months of operations and roughly through and including first quarter 2006. During that time period, we expect that our most significant equipment-related and plant-related expenses will be a combination of helicopter lease and/or debt payments (approximately $1.8 million). With respect to changes in number of employees, we have six employees as of December 31, 2004 and expect to have approximately 85 full-time and 20 part-time employees at the end of first quarter 2006.

     Off-Balance Sheet Arrangements. U.S. Helicopter has no off-balance sheet arrangements.

PLAN OF OPERATION.

     U.S. Helicopter Corporation is a development stage company whose core business will be providing regularly scheduled helicopter shuttle service between many of the nation’s larger metropolitan airports and surrounding city-based heliports. The Company intends to introduce its service – called “Metro-hop Airport Shuttle Service” or “MASS” – in the New York City market with frequent service between Kennedy, Newark Liberty, and LaGuardia airports and the New York metropolitan area heliports located at Wall Street, East 34th Street, and West 30th Street. The Company’s MASS service is intended to provide a fast, reliable, and safe alternative for airline passengers who wish to avoid the uncertainties and frequent delays associated with depending upon surface-based transportation to and from airports.

     As the Company completes its first year of operations and the introduction of its MASS service in New York City, it intends to phase-in similar service during the following four years in other major U.S. metropolitan markets: first in Washington, D.C. and then Chicago followed by Los Angeles.

     In addition to the airport-focused MASS shuttle service, the Company also intends to develop and introduce other regularly scheduled helicopter services (as differentiated from charter flights) including: commuter service between suburban helipads and New York City metropolitan heliports; weekend service between New York City metropolitan heliports and weekend/vacation retreat destinations such as the Hamptons, Cape Code and Martha’s Vineyard; scheduled service to and from entertainment and resort destinations such as casinos based in Atlantic City and Connecticut; and utilizing aircraft at night or on weekends when aircraft are not flying the MASS shuttle service.

     The Company’s management team is led by Chief Executive Officer and President John G. Murphy, who has over 30 years of experience in a variety of senior executive positions including at Kiwi International Airlines as Chief Executive Officer, President and Director, MGM Grand as Senior Vice President Marketing and Services, and Pan American World Airways as Vice President and General Manager. Mr. Murphy has also provided strategic consulting services to a number of other global scheduled and charter airlines as well as other worldwide companies.

     Dean C. Borgman, the Company’s Chairman, has extensive experience in the aviation industry. Mr. Borgman served as President of Sikorsky Aircraft, a subsidiary of United Technologies Corporation, from October 1998 until he was appointed Chairman in July 2003. Mr. Borgman retired from Sikorsky in July, 2004. Mr. Borgman also served as President of McDonnell Douglas Helicopter Company and Senior Vice President in charge of the Boeing Company’s helicopter facility in Mesa, Arizona. Mr. Borgman also held senior leadership positions with the U.S. Army Aviation Command.

     Terence Dennison, the Company’s Chief Operating Officer, has in excess of 35 years of aviation industry experience as well. Mr. Dennison has served in key positions with Tower Air, Kiwi Airlines, and North Atlantic Tours, Inc. and will oversee the Company’s day-to-day operations.

     In addition, the Company’s marketing effort will be led by Donal McSullivan, the Company’s Senior Vice President and Chief Marketing Officer. Mr. McSullivan has extensive experience in the airline industry and has served in general management capacities including President and CEO of Air Tahiti Nui, the national long haul airline of French Polynesia, and executive positions at Pan Am II. Mr. McSullivan also led the European Travel Commission for North America (an organization of 24 European tourist offices collectively marketing North America). Mr. McSullivan also was General Manager of North America for the Irish Government Tourism Board for 10 years.

     George J. Mehm Jr., the Company’s Chief Financial Officer and Treasurer has provided a broad range of consulting services in the transportation industry. Mr. Mehm served as the Senior Director of Corporate Finance at the first Pan American World Airways and has held senior positions with The Great Atlantic and Pacific Tea Co., Inc.

     Gabriel Roberts serves as the Company’s Vice President of Finance and Administration and has held positions in the aerospace industry with Pratt & Whitney and Sikorsky Aircraft. At Sikorsky Aircraft, Mr. Roberts was a senior Mechanical Engineer responsible for the design and test of rotor, flight controls, drive, airframe and fuel systems on multiple helicopter platforms, primarily the S92 Superhawk.

     Our management team is rounded out by Col. Clinton Pagano, a member of the Company’s Board of Directors. Col. Pagano served as Superintendent of the New Jersey State Police from 1975 to 1990 during the tenure of two governors. Col. Pagano also was the Director of the New Jersey Division of Motor Vehicles and has served on numerous boards of publicly traded companies. While in his role as Superintendent of the New Jersey State Police, Col. Pagano was instrumental in the creation of one of the largest state police helicopter fleets in the nation, including the institution of a 24 hour, 7 day a week air ambulance service that has become an example of the kind of emergency medical services capable with the use of helicopters. This New Jersey State Police aviation unit remains one of the largest in the United States.

     John Capozzi, the Company’s Marketing and Business Development Advisor and a member of the Company’s Board of Directors, has held senior positions with American Airlines in addition to senior management positions in unrelated businesses and provides investment banking and corporate marketing services to various privately held businesses he owns.

     In August 2004, we received our first tranche of $1.0 million from a financing transaction with Cornell Capital pursuant to the terms of a Securities Purchase Agreement (the “SPA”). In exchange for financing under the SPA, we have agreed to issue to Cornell Capital up to $1,300,000 of our 5% secured, convertible debentures (the “Convertible Debentures”). We anticipate getting an additional $300,000 under the SPA on or about the time of the filing of the Company’s SB-2 registration statement, pursuant to which Cornell Capital will become a selling stockholder. The

SPA’s conversion provision entitles Cornell Capital at any time, and from time to time, to convert all or any part of the principal plus accrued interest into U.S. Helicopter’s $0.001 par value common stock (the “Conversion Shares”), at a per share price equal to the lesser of (i) $2.00 per share or (ii) 80% of the lowest volume weighted average quoted price during the five trading days immediately preceding the conversion date.

     In addition, we entered into the SEDA with Cornell Capital in August 2004 whereby we may, at our discretion, periodically sell to Cornell Capital shares of our common stock for a total purchase price of $10.0 million. For each share of common stock purchased under the SEDA, Cornell Capital will pay U.S. Helicopter 99% of the volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Further, Cornell Capital will retain a fee of 5% of each advance under the SEDA. In connection with the SEDA, Cornell Capital received a commitment fee of 2,472,527 shares of our common stock.

     We are currently ramping up towards a targeted launch of service in the March-May 2005 time frame in New York City. The date of launch will be dependent upon a number of factors, including the availability of financing for new aircraft, receipt of critical federal, state and local licenses and permits and FAA and DOT certifications, hiring qualified senior technical/operations personnel, obtaining key contracts, alliances, and vendor relationships, as well as our ability to raise additional capital pursuant to this Offering and future financings.

     The executive offices of U.S. Helicopter are located at the 6 East River Piers, Downtown Manhattan Heliport, New York, New York 10004; telephone number 212-248-2002. Our operations base is located at 1000 Great Meadow Road, Suite 200, Sikorsky Memorial Airport, Stratford, Connecticut 06615; telephone number 203-378-2002.

Business Strategy

     U.S. Helicopter was founded to provide the most efficient and cost effective alternative to existing transportation problems, by initiating scheduled “short-hop” helicopter service into and around metropolitan areas utilizing new, dual engine, dual pilot helicopters. We believe this type of service represents the future of transportation in major metropolitan areas. Currently there is no scheduled helicopter service in any of our targeted markets. The sole competition comes from surface-based transportation alternatives such as rail, bus, taxi, and limo allowing U.S. Helicopter to gain the “first mover” advantage in each of its target markets.

     In addition to continued ground-based traffic congestion problems and delays, there have been significant increases in crowds and wait times associated with check-in and security at airports due to the terrorist attacks of September 11, 2001. Airlines have been trying to find new and better ways to attract business travelers back to flying. They have spent significant time and money figuring out ways to get passengers through this process in less time. U.S. Helicopter’s service will offer our passengers an alternative solution because we will provide check-in and full security screening at each heliport. After passengers are cleared for boarding our helicopter at the heliport (where crowds are significantly fewer than at major airports), they will be delivered by U.S. Helicopter to the secure side of their destination airport. The overall process time for passengers will be greatly reduced as they will move through security with just six to twelve people on their helicopter flight instead of the crowds of hundreds or thousands at the airport.

Roll-Out Plan

     While there are numerous metropolitan areas throughout the world that currently need U.S. Helicopter’s service, management of U.S. Helicopter has made the decision to launch our service in New York City. New York is one of the country’s most densely populated metropolitan areas, with a highly congested ground-based transportation system. It is almost impossible to travel into, out of, and throughout the city without encountering major time-consuming traffic. New York has also reached its limit in infrastructure development because of the restriction on real estate due to the waterways surrounding the city. This traffic congestion problem has even spread to many of New York City’s access highways and throughout the northeast corridor, spanning from Boston to Washington DC. U.S. Helicopter has identified the need for a helicopter based transportation service, which would directly target several of the city’s high demand travel routes thereby alleviating some of the congestion.

     Currently New York has the most developed helicopter infrastructure in the world with three strategically located public access heliports, a published and certified network of helicopter navigational routes, and a mayor who has expressed an understanding of helicopters and the value they offer corporations. Other cities such as Washington DC, Chicago and Los Angeles are not far behind. Management believes that by executing a strategy to provide the first scheduled helicopter service in each of its target markets, U.S. Helicopter will be able to leverage its first mover advantage to maintain a strong-hold in each market.

     Getting from Manhattan to Kennedy, LaGuardia, or Newark Liberty airports can be inefficient from a travel time perspective, and in many cases, can take hours door to door. This is due to traffic congestion in the city as well as on each of the roadways that service the airports. This is especially true during peak flight hours, which happen to coincide with rush hour traffic. For each airport, peak flight times occur in the morning between 7:00 am and 10:00 am and in the afternoon between 3:00 pm and 7:00 pm. The cost of a corporate limo service to the airport can cost between $75 and $125 and take anywhere from 1 to 2 plus hours travel time. At an average flight time of 10 minutes and an initial fare between $99 and $129, U.S. Helicopter’s helicopter services will provide a quick and cost effective alternative to ground transportation.

     The highest demand in the New York City market is expected to come from the Downtown Wall Street and East 34th Street Heliports and from Kennedy and LaGuardia or Newark Liberty Airports. Each of these destinations currently supports the highest amount of traffic, making success at these locations the easiest to achieve. U.S. Helicopter’s initial service will support this high demand for scheduled helicopter service, and we believe will provide the quickest acceptance and commensurate growth rates. As our services gain acceptance, we intend to acquire additional aircraft and larger aircraft to support flights between each Manhattan heliport and all three major New York City airports.

     The best way to demonstrate the time savings that U.S. Helicopter’s service will provide is to compare the total “Elapsed Time” that passengers would experience from the moment they step out of their front door until the time they reach their airport departure gate using each transportation alternative. This comparison is shown in the following table:

Elapsed Travel Time Comparison Sheet
Average Travel Time
			Departure Zone to Destination		Travel Time	Total
Travel	Departure				Check-in &	Elapsed	US Helicopter
Method	Zone	Destination	in Manhattan	outside Manhattan	Security	Travel Time	Time Savings
Ground	Downtown	JFK	20 min	90 min	45 min	155 min	120 min
Ground	Downtown	EWR	15 min	75 min	45 min	135 min	100 min
Ground	Downtown	LGA	20 min	60 min	45 min	125 min	90 min
Helicopter	Downtown	All	10 min	10 min	15 min	35 min

Ground	East Side	JFK	15 min	90 min	45 min	150 min	110 min
Ground	East Side	EWR	25 min	75 min	45 min	145 min	105 min
Ground	East Side	LGA	15 min	60 min	45 min	120 min	80 min
Helicopter	East Side	All	15 min	10 min	15 min	40 min

Ground	West Side	JFK	25 min	90 min	45 min	160 min	115 min
Ground	West Side	EWR	15 min	75 min	45 min	135 min	90 min
Ground	West Side	LGA	25 min	60 min	45 min	130 min	85 min
Helicopter	West Side	All	20 min	10 min	15 min	45 min

     We anticipate that within approximately 12 months after launching our shuttle service in New York, we will have completed initiation of the Metro-hop Airport Shuttle Service in that market and established the platform for optimum development of our business model. We will then position the company for expansion into other markets both domestically and internationally. Management plans to enter three additional markets after the initial introduction of services in New York, within the five-year timeframe commencing in the third quarter of 2005. Washington DC, Chicago, and Los Angeles, along with New York represent the top four markets that we plan to service in the United States. The Washington DC, Chicago, and Los Angeles markets have been identified because they have transportation and congestion problems similar in scope to New York City’s.

     We plan to acquire through lease or mortgage and put into service up to eight helicopters during our first year of flight operations commencing during the March-May 2005 timeframe. To accomplish this we will need to secure approximately $25 million of helicopter lease financing. We have not entered into any aircraft leases and we have not secured the financing arrangements necessary for their leasing. We need to obtain financing in order to pay owners or the aircraft manufacturers for the acquisition of the helicopters that we will operate. In connection with these financing arrangements potential financers have advised us that they may require the aircraft manufacturer to provide financial and performance guarantees. In addition, potential manufacturers have advised us that they may require a significant equity position in us if such guarantees are required. Accordingly, we may be required to issue some combination of our common stock, options and/or warrants to one or more manufacturers for our helicopters. Notwithstanding a successful grant of our common stock, options and/or warrants, we may not be able to obtain the necessary helicopter financing on favorable terms and we may not be able to get our aircraft manufacturer to provide the necessary guarantees.

DESCRIPTION OF BUSINESS

OVERVIEW

     U.S. Helicopter believes the timing is favorable, particularly in light of traffic congestion problems affecting many of the nation’s highways serving major metropolitan areas during peak traffic hours (especially direct and connecting routes to major airports where gridlock has become the norm), to introduce our new Metro-hop Airport Shuttle Service. Our MASS service will provide regular, scheduled passenger helicopter service between many of the nation’s larger metropolitan airports and surrounding city-based heliports. We estimate that there are annually over 29 million air passengers traveling in and out of Manhattan who could utilize a regularly scheduled helicopter service to access major airports, when it becomes available.

     Our principal target market is the business traveler who, we believe, will be willing to pay fares between $99 and $129. Individual travelers will purchase tickets at the higher price range. Large corporate travel management companies or corporations will purchase volume sales, which will be negotiated at a “per-ticket-price” at the lower price range and will be based upon large ticket commitments. Our approximate 8-minute regularly scheduled U.S. Helicopter flight from Manhattan to Kennedy Airport will stand in contrast to paying $575 to $2,770 for the same flight offered by a charter helicopter service or paying fares from $75-$125 plus tolls and tips for 65-125 minutes of travel time (or longer) via bus, subway, or taxi or limousine airport ride. While our service will be available to the general public including corporate CEOs and affluent leisure travelers, we believe our service will have the greatest appeal to the segment of the business traveler market who use limos or taxi transportation and recognize the true time-saving value offered via helicopter. We believe our service will be highly attractive (for personal reasons as well as business reasons) compared to ground-based travel when the helicopter connection is reasonably and moderately priced in the range that U.S. Helicopter expects to offer and achieve.

     We intend to introduce our MASS service initially in the Metro New York City market with service between Kennedy, Newark Liberty, and La Guardia Airports and the Downtown Wall Street, East 34th Street, and West 30th Street Heliports. Subsequently we intend to introduce our airport shuttle service in the metropolitan Washington DC, Chicago and Los Angeles markets, with further expansion into other major U.S. metro-markets. The number of passengers who originate or terminate their travel from within close proximity to one of these cities’ heliports is estimated at over 200 million annually, 63 million of which originate or terminate in the New York City and surrounding market areas alone.

     Many of the same factors (population growth, economic expansion and airline deregulation), which drove the growth in air passenger travel during the years since 1975, are also responsible for the demand which currently exists for reliable, scheduled “Metro-hop” airport shuttle services. Even so, as traffic congestion intensified and systemic gridlock became the norm (while corporate charter helicopter usage expanded), the demand for scheduled helicopter services to and from airports to serve the general public, especially regular business travelers, has remained largely ignored and un-served in the United States.

     U.S. Helicopter believes that there is significant unfulfilled demand for scheduled, “Metro-Hop” airport helicopter shuttle services in the U.S., especially in its initial target market comprised of the New York City metropolitan area. This demand has been largely unfulfilled since the late 1970s, when New York Airways’ scheduled helicopter service carried over 400,000 passengers annually. During this period the market size was approximately 35 million passengers as compared to today’s, where the market size has grown to over 82 million passengers.

     Due to significant growth in many U.S. cities, the need for ground-based infrastructure servicing metropolitan areas, and roadways servicing major airports in particular, has outpaced capacity. Only so many subways, bus lines, and taxi routes can be added to service these high demand routes before each city runs out of space and capability. Adding more limousine and taxi services will not help the situation either because the bottleneck is in the infrastructure itself. U.S. Helicopter believes that the future of transportation for short distances into and out of these densely populated urban areas is by helicopter. By using the unique vertical take off and landing capabilities of the helicopter, passengers will be able to travel through the city and to local destinations without suffering through hours of gridlock. People will be able to quickly travel across town, to the local airport, or to a neighboring city in minutes instead of hours.

Industry: Historical Background & Technology Improvements

     Currently there is no scheduled helicopter service in any major U.S. metropolitan area. The only competition for U.S. Helicopter’s services comes from ground-based alternatives like taxi, bus, limo, and rail allowing us to gain the first mover advantage.

     The demand for scheduled helicopter service in major metropolitan areas has been demonstrated before. Between the 1950s and 1980s operators such as New York Airways, LA Airways, Chicago Airways, and Pan Am flew helicopters on a scheduled basis servicing major metropolitan areas.

     The two major limitations affecting such helicopter operations in the past were: (a) poor aircraft reliability and (b) inclement weather. Both of these factors led to unexpected aircraft down time, which in turn led to disappointed and dissatisfied customers and reduced revenues. The following shows how U.S. Helicopter has addressed each of these concerns:

• Aircraft Reliability: The previously mentioned operators were utilizing helicopters such as the Sikorsky S58 or S61, which had Direct Operating Costs (DOC’s) around $2,500 per flight hour (FH) and a maintenance rate of 7 Maintenance Hours per 1 Flight Hour (MH/FH). In today’s market, a comparable helicopter like the new Agusta/Bell AB139 has DOC’s of $1,192/FH and a maintenance rate of 4 MH/FH. Additionally, unscheduled maintenance actions have been significantly reduced through backup systems, and a move toward replace-on-condition components. Aircraft such as the AB139 are significantly less expensive and more reliable to operate. Our utilization of this aircraft or a similar aircraft will allow U.S. Helicopter to offer a reliable, cost effective alternative to the current ground-based transportation market.

• Backup Helicopters: U.S. Helicopter has recognized the importance to each customer of the reliability in service that is required in order to maintain repeat business and customer loyalty. To ensure a high level of service, we have built into our model a larger number of backup aircraft in the event that maintenance or other related delays require backup aircraft to be immediately inducted into service to maintain scheduled reliability.

• Aircraft Technology and Safety: New helicopter technologies and navigational tools have greatly improved the economics of helicopter service. Each of U.S. Helicopter’s aircraft will be Category A, dual engine and will have special equipment (e.g. Single Pilot IFR (“Instrument Flight Rule”) with GPS (“Global Positioning Satellite” systems), Full Authority Digital Engine Control (FADEC), and 3-Axis Automatic Flight Control Systems (AFCS), which (i) will increase reliability and safety over conventional on-demand charter helicopter operators while directly reducing maintenance and operational costs and (ii) are significant upgrades to the technologies that were used by scheduled helicopter service operators in the 1950s – 1980s.

• Down Time From Inclement Weather: Historically, when an airport went to “Instrument Flight Rule” (IFR) flights because of bad weather (which typically occurs 18% of the time in NYC), the operator, such as Pan Am or NY Airways, had two options: cancel flights or fly the fixed wing (airplane) Instrument Landing System (ILS) if the aircraft was so equipped. If the operator flew the ILS, this meant getting in line with all the fixed wing flights approaching or departing the airport. Due to the flight pattern required to do this, helicopter flight time would increase from ten minutes to up to one hour. Either way, canceling flights or flying the ILS would increase expenses drastically and disappoint passengers. U.S. Helicopter will not be subject to these delays when an airport goes IFR because of the development of Special Visual Flight Rule (“SVFR”) and GPS based IFR routes or “tunnels” between each heliport and each airport. These tunnels are helicopter only and are considered Simultaneous Non-Interfering Approach/Departure procedures. They will allow U.S. Helicopter to fly in almost all weather, thereby reducing weather down time from approximately 18% to 1.5% and allowing a reliability factor of 98.5%, which is typical of international scheduled helicopter operators currently in service.

What Sets Us Apart

US Helicopter’s “Value-Added” Features. The scheduled, “short-hop” shuttle service that U.S. Helicopter will launch represents a significant enhancement to the present and future status of both the helicopter and the regional transportation industry. There are specific “value-added” features of U.S. Helicopter’s services that are cutting edge, which will differentiate us from previous scheduled helicopter operators and charter helicopter services.

Based on our analysis of the operations of current and historical scheduled helicopter operators our management has concluded that the major impediments to the success of such operations were operating costs, design and navigational limitations, as well as reliability. Utilizing significant developments in the industry, today’s efficient, reliable state-of-the-art technology, and our own innovative techniques, U.S. Helicopter has been able to address each of these concerns, and expects to deliver the following value added features:

“Value-added” Features:

•	Time Efficient: 10 minute flight times, save hours off travel time.

•	Cost Effective pricing, competitive with ground based travel alternatives.

•	Heliport Check-in and Security: Significantly reducing the “all-in” check in/security clearance time versus airport check in/security clearance.

•	Enhanced Safety Programs: Dual pilot operation of brand new and dual engine (Safe equipment) and FAR 135 compliant operational procedures.

•	Reliable All-Weather Operations: GPS-based IFR capability and waypoint route development.

•	New Navigational Technologies: Dual Global Positioning Satellite (“GPS”), Required Navigation Performance (“RNP”), Radio Navigation (“RNAV”), Special Precision Visual Flight Rule (“S/PVFR”).

•	Step Above Customer Service: Lounges & services catering to the business traveler.

•	Alliances with Major Airlines: Codesharing/Fare-sharing alliances.

•	New State-of-the-art Aircraft: Safe, reliable, dual-engine technology with low direct operating expenses.

Reliable All-Weather Operations. One very important aspect of U.S. Helicopter’s flight service is its ability to offer near 100% flight availability. Down time due to inclement weather and delays associated with aircraft being re-routed into fixed wing air traffic patterns when approaching the airports, were among primary reasons why previous scheduled helicopter operators were not efficient from a reliability standpoint. U.S. Helicopter has developed several new programs to ensure that this does not happen with its operations. These programs include new maintenance techniques, redundant aircraft, and the development of an IFR network of routes with Simultaneous Non-Interfering (“SNI”) approaches for all metro airports to which we provide scheduled service.

State-of-the-Art New Aircraft. U.S. Helicopter anticipates that its fleet will consist of new light twin and medium twin aircraft like the Agusta manufactured A109E, the Agusta/Bell AB139, the Sikorsky A26 or the Eurocopter EC-135 or EC-155 equipment. Management believes that launching its new “short-hop” airport shuttle will be more appealing to customers if the aircraft are new, with the perception that new aircraft are safer and more reliable. This is one of US Helicopter’s “value-added” features, because state-of-the-art aircraft will give U.S. Helicopter a distinct technological advantage over charter operators. Also, it will be a significant improvement over the technology that was available to scheduled helicopter operators of the 1960s through 1980s, who operated Vietnam-era technology that was prone to high maintenance requirements, no GPS or IFR operating capability and consequently, low reliability rates.

Alliances and Partnering Agreements. U.S. Helicopter believes that a key to its success will be its ability to negotiate and enter into critical airline alliances or airline partnering agreements. The purpose of these agreements is to provide a seamless transportation experience for our passengers from the point that they are checked-in at the various heliports in our system until they reach their ultimate travel destination as a result of a connecting flight with a major or regional airline. U.S. Helicopter believes that partnering with major airlines will provide an immediate and significantly larger customer base for U.S. Helicopter’s service and that these alliances and partnerships will afford U.S. Helicopter the ability to service passengers in numerous areas such as passenger and baggage check-through and passenger lounges while waiting for flights both on U.S. Helicopter’s aircraft and flights with the major or regional carrier to ultimate destinations. U.S. Helicopter also intends to use these alliances for cross-marketing purposes, including direct mail advertising to those airlines’ multi-million frequent flyer members as well as advertising with major or regional airlines to market U.S. Helicopter’s convenient service to the existing customer base of the major or regional carriers. As of the date of this Prospectus, U.S. Helicopter is actively involved in negotiations with American Airlines, Delta and Continental. However, there can be no assurances that we will be able to conclude agreements with all or any of these major or regional airlines with respect to the marketing services, code-sharing/fare-sharing alliances and other related services catering to the business traveler.

Aircraft Financing. U.S. Helicopter intends to structure its financing agreements with respect to the purchase and financing of its helicopters in such a fashion as to limit the company’s exposure for maintenance-related costs and associated delays. Our strategy of purchasing new or low-time used aircraft is being pursued as a primary means of reducing expenses associated with the maintenance required for helicopter operations. Our purchasing decisions with respect to aircraft will be based not only on price sensitivity but also operational costs, including maintenance and fuel usage standards allotted by various manufacturers. It is anticipated that we will outsource our heavy maintenance service requirements including components overhaul to a known and reputable FAA certified maintenance service provider.

Competition

     Currently there is no company or organization that presents direct competition to the affordable scheduled service that U.S. Helicopter intends to provide. That being the case, there are numerous other transportation services including limo, taxi, subway, and bus, yet only a few cater specifically to U.S. Helicopter’s target customer. Using New York City as an example, the following table describes the current methods of transportation between Manhattan and Kennedy Airport, including a comparison to U.S. Helicopter’s services.

Method of Transportation	Time to between Manhattan & JFK	Cost

Cary Coach Express Bus	65 – 90 minutes, longer during rush hour. Unreliable due to unknowns.	$13

Taxi	65 – 90 minutes, longer during rush hour. Unreliable due to unknowns.	$50, plus tolls & tip

Airport Bus to Subway	65 – 90 minutes, longer during rush hour. Unreliable due to unknowns.	Bus: Free Subway: $1.50

Limousine, Livery Service	65 – 90 minutes, longer during rush hour. Unreliable due to unknowns.	Starts at $70 plus tolls & tip

Helicopter Charter Service	8 – 12 minutes (pending availability), delivery to General Aviation Terminal.	$575 - $2770 for aircraft charter

US Helicopter Scheduled Helicopter Airport Shuttle	8 minutes, reliable, delivery to/from airline partners gate.	$99- $129 per seat

     Whether by price, travel time, reliability, or a combination thereof, none of the services listed in the above table are considered competition to our flight services. While U. S. Helicopter’s ticket price is comparable to ground based alternatives like limo, taxi, and rental car, our scheduled services offer significant time savings and enhanced reliability. Additional analysis of available helicopter charter services is provided below:

     Helicopter Charter Service. There are several companies that charter helicopters in New York City, but none that offer scheduled flights using a pricing and seating system similar to that of the major airlines. By providing a scheduled flight alternative, U.S. Helicopter will allow the customer to deal with fewer burdens in reaching his or her destination. The target customers will have significant economies of scale working for them when one takes into account the reasonable pricing of our service as compared to chartering the entire aircraft for up to $9,000 per hour. Scheduled flights also offer more flexibility, frequency, and availability. Offering the same popular flights at different times during the day provides customers with better scheduling options than having to adjust to an air charter’s erratic booking patterns.

     Another important advantage of U.S. Helicopter’s service will be direct delivery of passengers to the “secure side of the airport” at the airline partner’s gate. Conversely, with a charter service passengers are delivered to the General Aviation Terminal where they must take a taxi or connector shuttle to their departure terminal, then proceed through check-in and security, which all takes a significant amount of time. This feature provides U.S. Helicopter with significant differentiation versus the services offered by charter operators.

     Currently, there are several helicopter services that offer chartered flights from Manhattan to each airport, but at a significant premium. Helicopter Flight Services Inc. offers airport transfers for $595 per leg for a three passenger aircraft ($198 per seat), which is up to 200% higher than U.S. Helicopter’s fare price (and subject to availability). Ventura Air Services offers a similar service for $2,770 per leg for a 6 person aircraft ($461 per seat), which is 466% higher than U.S. Helicopter’s fare price. Unlike U.S. Helicopter’s services, when chartering one of these carriers the customer pays for the entire aircraft, including any empty seats. Due to the economies of scale associated with its proposed operations, U.S. Helicopter’s scheduled “short-hop” flight service will be priced very competitively in order to attract customers who need to reduce travel time to the airport in a safe, fast, and cost-effective manner.

     Associated Aircraft Group (AAG): Associated Aircraft Group is an operator in the New York market that has the potential to be a competitor of U.S. Helicopter. AAG operates a charter air taxi service out of Dutchess County Airport, in upstate New York, and caters specifically to top level executives. Their service benefits only the people that can afford its service, it does not benefit the community by providing cost effective metro “short-hop” flights.

     Management does not believe that AAG’s services are a significant threat to U.S. Helicopter’s service due to AAG’s costly pricing structure, their limited passenger capacity, lack of flight frequency (charter vs. schedule), and the fact that they only cater to a very small portion of U.S. Helicopter’s overall target market. U.S. Helicopter’s service is focused on servicing the entire New York City business traveler market, by providing a safe, affordable, high frequency service that customers can depend upon.

     Other Scheduled Helicopter Services. U.S. Helicopter has not identified any direct competitors offering regularly scheduled helicopter service in New York City nor in our other primary target markets of Washington D.C., Chicago, and Los Angeles nor elsewhere in the United States. Scheduled helicopter service is offered by Helijet International, Inc. in the Vancouver, British Columbia area and by Copterline servicing the route between Helsinki, Finland and Tallinn, Eastonia. We believe that Helijet and Copterline are unlikely to compete with us in our markets (because of foreign ownership issues), although if we are successful in implementing our business plan it is possible that competitors could emerge.

Operating Agreements

     In order to conduct its business, U.S. Helicopter must enter into operating/rental agreements with heliport facilities in New York City and other cities as the Company’s operations expand into other target markets throughout the United States. We are currently in negotiations to secure operating agreements with the Port Authority of New York and New Jersey, which operates the Downtown Manhattan Heliport which is owned by the City of New York.. In addition, we must enter into an operating agreement with the East 34th Street Heliport which is currently owned by the City of New York and operated by MacQuery Aviation North America. A similar arrangement will be needed later in the first year of operations for the West 30th Street Heliport owned by the State of New York and operated by Air Pegasus. We have entered into a lease agreement for office space at Sikorsky Memorial Airport in Bridgeport, Connecticut where the Company’s operational headquarters will be based in order to interface with the Windsor Locks FSDO. We will need to obtain a lease with the owner of hangar facility in Bridgeport, Connecticut, where the Company’s aircraft will be stored, maintained and serviced. The Company has also entered into an agreement with the Port Authority of New York and New Jersey for office space at the Downtown Manhattan Heliport.

Government Regulation

     In order to enter the industry for regularly scheduled passenger helicopter service, U.S. Helicopter will be subject to regulation by each state in which it conducts business, and under Federal, regional and (in some cases) local laws and regulations. Our flight operations cannot begin until all regulatory approvals are obtained. In addition, the Company’s officers, directors, managers and principal shareholders may be subject to scrutiny and approval by various Federal and State regulatory bodies where the Company may conduct operations. There can be no assurance that the Company or any of its key personnel will obtain the requisite licenses and approvals of the various regulatory agencies in a timely fashion, if at all.

     Persons who acquire beneficial ownership of U.S. Helicopter securities in excess of certain percentages may be subject to reporting and qualification procedures established by regulatory authorities.

     The securing of the requisite Federal, State and local licenses and permits is a prerequisite for conducting, operating or performing any regulated activity.

     U.S. Helicopter is also subject to certain Federal, State and local environmental protection, health and safety laws, regulations and ordinances that apply to non-helicopter business generally, such as the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, CERCLA, Occupational Safety and Health Act and similar state statutes, as well as laws and regulations which apply to businesses specifically engaging in the helicopter and aviation industries. To the best of its knowledge, U.S. Helicopter believes that it is in material compliance with all such statutes and the regulations or ordinances thereunder.

     In order to comply with the restrictions on ownership by foreign persons of a aircraft transporting passengers or merchandise in U.S. airspace under Federal law, as amended, persons who are not citizens of the United States as defined therein, may not hold in the aggregate more than 24.9% of U.S. Helicopter outstanding common stock (although subject to DOT approval, the percent of foreign economic ownership may be as high as 49%). U.S. Helicopter intends to present a proposal to its shareholders which would give the company authority to require divestiture of shares by foreign citizens where such ownership would cause one or more non-United States citizens to beneficially own more than this percentage of the company’s outstanding common stock.

     We must also obtain licenses from state, regional, and local regulatory agencies for each of our proposed operations in other target markets such as Washington, D.C., Chicago, and Los Angeles. Local building, health and fire codes and similar regulations could also impact our operations. Violations of any of such statutes, codes or regulations could have a material adverse impact on the financial condition or operations of the company.

Environmental Matters

     U.S. Helicopter is subject to certain Federal, state and local environmental protection, health and safety laws, regulations and ordinances that apply to non-helicopter business generally, such as the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, CERCLA,

Occupational Safety and Health Act and similar state statutes, as well as other laws which apply to businesses specifically engaging in the helicopter and aviation industries. To the best of its knowledge, U.S. Helicopter believes that it is in material compliance with all such statutes and the regulations or ordinances thereunder.

Employees

     U.S. Helicopter currently has six full-time employees as of December 31, 2004. We anticipate employing 85 full-time employees and 20 part-time employees at the end of first quarter 2006. We project we will employ on a ramped-up basis over 450 employees by year 5.

MANAGEMENT

     The following table sets forth information concerning U.S. Helicopter’s directors and executive officers as of December 31, 2004:

NAME	AGE	POSITION

Dean C. Borgman	63	Chairman

John G. Murphy	57	Chief Executive Officer,
		President and Director

Terence O. Dennison	68	Senior Vice President and
		Chief Operating Officer

George J. Mehm, Jr.	48	Senior Vice President,
		Chief Financial Officer and Treasurer

Donal F. McSullivan	58	Senior Vice President and
		Chief Marketing Officer

Gabriel Roberts	29	Vice President of Finance and
		Administration

Colonel Clinton Pagano	76	Director

John Capozzi	60	Director

     DEAN C. BORGMAN was appointed Chairman in September, 2004. Mr. Borgman is the former Chairman of Sikorsky Aircraft Corporation, a subsidiary of United Technologies Corporation, a position he retired from on July 1, 2004. Mr. Borgman joined Sikorsky as President in October 1998 and was appointed Chairman on July 1, 2003. Before joining Sikorsky, Mr. Borgman served as Senior Vice President in charge of the Boeing Company’s helicopter facility in Mesa, Arizona. He was named to the post after the merger of Boeing and McDonnell Douglas. Mr. Borgman held a number of posts with McDonnell Douglas Helicopter Company in Mesa, including that of President. He joined the Mesa unit in 1981 as Director of Research and Development. Mr. Borgman advanced to Director of the LHX Program, Vice President of Engineering, Vice President for Advanced Product Development and Technology, General Manager for the MD Explorer Program and Vice President for Commercial Programs. From 1975-81, Mr. Borgman served with the U.S. Army Aviation Command, where he served the last two years as Director-Advanced Systems. He worked at the Army Aviation Research and Development Lab at Moffett Field from 1967-75. Mr. Borgman also held engineering positions at Alpha Research Company and Northrop Corporation. Mr. Borgman holds a bachelor’s degree in aeronautical engineering from California State Polytechnic University and a master’s degree in the same discipline from Stanford University. In 1983, he completed the Stanford Business School’s Executive Program. Additionally, he serves on the advisory committees of the College of Engineering at California Polytechnic University, the Arizona State University College of Engineering and the Dean’s Council of 100 at the ASU College of Business. He also serves on the board of The King’s College, and is past Chairman of the Board of Trustees of Southwestern College, The American Helicopter Society, and Community Health Charities of Connecticut. Mr. Borgman also has been a member of the NASA Aeronautical Advisory Committee, the Flight Mechanics Panel of the NATO Advisory Group for Research and Development and the Army Science Board.

     JOHN G. MURPHY has served as our Chief Executive Officer, President and Director since March 7, 2003. Mr. Murphy has over 30 years of experience in general management and administration in the domestic/international airline industry. Prior to setting up his own transportation industry consulting firm, Mr. Murphy was President, Chief Executive Officer, and a Director of Kiwi International Airlines. Before joining Kiwi International, Mr. Murphy was Senior Vice President of Marketing and Services for MGM Grand Air, a deluxe air carrier that catered to business and entertainment, executives, and affluent clientele. Prior to joining MGM, Mr. Murphy served as Vice President/GM Sales & Reservations at Pan American World Airways, with responsibility for all of Pan Am’s worldwide sales & reservations functions. Prior to this position at Pan Am, Mr. Murphy served as Vice President Sales & Advertising for all system wide advertising, sales planning, commission programs and forecasting, as well as Managing Director Northeast, with primary responsibility for Pan Am’s largest operation (including the Pan Am Shuttle, which provided scheduled helicopter service) in the New York area at JFK, LaGuardia, and Newark airports. While serving as Managing Director Northeast for Pan Am, Mr. Murphy directed all aspects of marketing/sales, customer service, operations, security, personnel-labor relations, and financial controls.

     TERENCE O. DENNISON was appointed our Senior Vice President and Chief Operating Officer effective September 1, 2004. Mr. Dennison has over 40 years of experience in the air transportation industry. Since 1999, Mr. Dennison has also served as President and Chief Executive Officer of North Atlantic Tours, Inc., a supplier of leisure and business travel services for domestic and international itineraries. Before joining U.S. Helicopter, Mr. Dennison served as Chief Operating Officer for Tower Air from 2000 to 2002 and was responsible for worldwide operations of a large fleet of Boeing 747 aircraft with offices and operations in Israel, France, Italy, the Dominican Republic, San Juan, Los Angeles, Miami and New York. Prior to his involvement with Tower Air, Mr. Dennison served as Chief Operating Officer for Kiwi Airlines from 1999 to 2000. From 1997 to 1998, Mr. Dennison served as President and Chief Operating Officer of WorldScapes, Inc., where he set up, staffed and certified a tour and travel agency with ARC and IATAN. From 1995 to 1997, Mr. Dennison was Chief Operating Officer for Sunworld International Airlines, where he was responsible for the selection of the company’s management team, the organization and coordination of FAA certification and DOT fitness filings and the certification of the company as a FAR 119/121 Flag Carrier operating Boeing 727 aircraft in scheduled service to the Cayman Islands and charter service.

     GEORGE J. MEHM, JR. has served as our Chief Financial Officer and Treasurer since August 2004. Mr. Mehm is also President of MEHMCO Financial Services, Inc., which provides a broad range of consulting services in the transportation, service and professional industries. Mr. Mehm has provided advice in restructuring, bankruptcy aircraft/engine/equipment financing, accounting, tax, legal, operations, contract negotiations and administration. Prior to his involvement with MEHMCO Financial Services, Inc., Mr. Mehm served as Senior Director, Corporate Finance at the first Pan American World Airways. During his career at Pan Am, his responsibilities included company-wide corporate finance, cash forecasting, aircraft/engine/equipment acquisition, restructuring, and pension plan and group insurance activities. Prior to joining Pan Am, Mr. Mehm held several financial positions with The Great Atlantic & Pacific Tea Co., Inc. including Manager, Corporate Finance and Pension Investments, Manager, Treasury Services and Manager Group Insurance Financing. While at A&P, he was responsible for company-wide bank relations, corporate finance, cash management, pension system and corporate investments. Mr. Mehm holds an MBA and BA degrees from Seton Hall University and is active in local charitable and civic activities.

     DONAL F. MCSULLIVAN has served as our Chief Marketing Officer since August 2004. Mr. McSullivan has over 30 years experience in airline & tourism general management. Before joining U.S. Helicopter, Mr. McSullivan built, managed and sold IntelGo, a travel industry technology company, on behalf of the estate of Eastern Airlines. Prior to his involvement with IntelGo, Mr. McSullivan introduced management systems, recruited appropriate staff and oversaw all divisions for Air Tahiti Nui, the national long haul airline of French Polynesia. Mr. McSullivan also worked with large established carriers such as Air France, Qantas and American Airlines. Following the dissolution of Pan American Airlines, Mr. McSullivan was instrumental in founding and was responsible for managing all commercial aspects of Pan Am II, which bought the rights to the Pan Am trademarks and its route system. Prior to his work with Pan Am II, Mr. McSullivan led the European Travel Commission for North America (an organization of 24 European Tourist Offices collectively marketing in North America) and was General Manager North America for the Irish Government Tourist Board for ten years.

     GABRIEL ROBERTS has served as our Vice President of Finance and Administration since March 7, 2003. Mr. Roberts’s responsibilities include management of our financial operations, including treasury and controller functions. Mr. Roberts is also an active member of the FAA’s Vertical Flight Subcommittee/Terminal Area Operations Rulemaking Committee (TAOARC). Mr. Roberts began his career in the aerospace industry as a Manager at Pratt and Whitney. In 1996, Mr. Roberts joined Sikorsky Aircraft where he was responsible for operational cost projections for aircraft components and systems, design, test, and certification of all Hydraulic, Flight Control, Mission System, Rotor, and Airframe components and systems. At Sikorsky Aircraft, Mr. Roberts was the Manager of a team responsible for the certification and Type Initial Authorization (TIA) of the Sikorsky S92 (Helibus). Mr. Roberts is a graduate of Rensselaer Polytechnic Institute with a Bachelors Degree in Mechanical Engineering and a minor in Industrial Psychology.

     COLONEL CLINTON PAGANO has served as a Director and member of our Security Advisory Board since September 1, 2004. Col. Pagano was the Superintendent of the New Jersey State Police from 1975 to 1990, during the tenures of two Governors. From 1990 to 1991, Col. Pagano was Director of New Jersey Division of Motor Vehicles, a position he was appointed to by a third New Jersey Governor. Col. Pagano has over 35 years of law enforcement experience, including the implementation in New Jersey of coordinated State and Federal organized crime control programs. He was appointed Director of Emergency Management and served on the national committee in developing the anti-terrorism plan for the United States. Colonel Pagano played a key role in developing the control plan for the New Jersey Casino Industry and the security operations of New Jersey Sports and Exposition Authority. Col. Pagano has studied military and civil aviation and related electronics and was one of the first graduates of the Teterboro School of Aeronautics in New Jersey. Col. Pagano also served as a member of the Board of Directors of Digital Products Corporation of Florida from 1992 to 1997. From November 1992 until mid-1999, he served as a Director and the Executive Vice President of Compliance for Capital Gaming International, Inc.

     JOHN CAPOZZI has served as our Marketing and Business Development Advisor and Director since September 1, 2004. Mr. Capozzi is also President of JMC Marketing Services, LLC, JMC Publishing Services and JMC Investments, LLC, an investment banking firm that specializing in raising capital and assisting in the strategic growth plans of early stage companies. Mr. Capozzi is also Chairman and Founder of Wilton Publishing, owner of various guest magazines distributed in hotels such as Marriott and Hilton. In addition, Mr. Capozzi is founder and principal of Affinity Partners and Westside Solutions, two marketing firms in the New York Area. Mr. Capozzi recently created a concept to generate unique funding for the Points of Light Foundation, which was started by President Bush, Richard Munro (former Co-Chairman of Time Warner) and Raymond Chambers (former Chairman Wesray). In 1991, Mr. Capozzi formed Communications Corporation of America, a company credited with creating the first “affinity credit card” for non-profit cause marketing. Since 1979, Mr. Capozzi has started 27 new businesses in a variety of industries. Mr. Capozzi began his corporate career at American Airlines where he advanced to an executive position in American’s headquarters marketing organization. From 1974 to 1979, Mr. Capozzi served as an officer for Midland Bank. Mr. Capozzi is currently on the Board of the Business School at Fairfield University and the Board of the Enterprise Center at Yale University. He was a member of General Colin Powell’s Organizing Committee and joined forces with former United States Surgeon General C. Everett Koop to found the World Organization for Science and Health. Mr. Capozzi is also an author whose work includes, among others, Why Climb the Corporate Ladder When You Can Take the Elevator, If You Want the Rainbow, You Gotta Put Up With the Rain and A Spirit of Greatness.

AUDIT COMMITTEE

     We do not currently have a separate audit committee. Currently, our entire Board of Directors performs all the functions that may be delegated to an audit committee. We plan to establish an audit committee during fiscal 2004 and are currently assessing which members of our Board are best qualified, based on their accounting or related financial management expertise, independence, time availability, corporate experience and other relevant factors, to serve on our audit committee. Based on our small size, early development stage and limited financial and human resources, we did not believe that creating an audit committee separate and distinct from our full Board of Directors would have been cost-effective prior to fiscal 2004.

FAMILY RELATIONSHIPS

     To the best of the Company’s knowledge, no family relationships exist among its directors or officers.

CODE OF ETHICS

     We have not formally adopted a written Code of Ethics. Management of the Company has drafted a Code of Ethics designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Ethics. Management of the Company is in the process of obtaining comments to its draft Code of Ethics from the Board of Directors. We have not adopted a written Code of Ethics prior to filing the accompanying registration statement because based on our small size, early development stage and limited financial and human resources, we did not believe that formally adopting a written Code of Ethics would have been necessary or cost-effective prior to the end of fiscal 2004.

EXECUTIVE COMPENSATION

     The following table shows all the cash compensation paid by U.S. Helicopter, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2003 and December 31, 2004 to U.S. Helicopter’s Chief Executive Officer and the four highest paid executive officers other than U.S. Helicopter’s Chief Executive Officer during 2004. U.S. Helicopter did not have any employees during the fiscal year ended December 31, 2003. No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in the chart below, were paid to these executive officers during these fiscal years. Except as indicated below, no executive officer earned a total annual salary and bonus for any of these years in excess of $100,000.

				Long-Term
	Annual Compensation			Compensation

Name and Principal Position	Year	Salary ($)		Options/SARs (#)
John G. Murphy	2004	90,865	(1)	—
Chief Executive Officer	2003	—		—
and President

George Mehm	2004	52,500	(2)	231,000
Chief Financial Officer,	2003	—		—
Treasurer and Senior Vice President

Donal McSullivan	2004	52,500	(3)	—
Chief Marketing Officer	2003	—		—
and Senior Vice President

Gabriel Roberts	2004	29,077	(4)	—
Vice President of Finance and Administration	2003	—		—

Terence O. Dennison	2004	23,538	(5)	211,000
Senior Vice President and Chief Operating Officer	2003	—		—

(1) Represents an annual salary of $225,000 and includes an amount equal to 40% of Mr. Murphy’s salary, which he has agreed to defer until 60 days after the effectiveness of the accompanying registration statement (see Employment Agreements below).

(2) Represents an annual salary of $130,000 and includes an amount equal to 20% of Mr. Mehm’s salary, which he has agreed to defer until 60 days after the effectiveness of the accompanying registration statement (see Employment Agreements below).

(3) Represents an annual salary of $130,000 and includes an amount equal to 40% of Mr. McSullivan’s salary, which he has agreed to defer until 60 days after the effectiveness of the accompanying registration statement (see Employment Agreements below).

(4) Represents an annual salary of $72,000.

(5) Represents an annual salary of $72,000.

EMPLOYMENT AGREEMENTS

     Effective April 16, 2004, U.S. Helicopter entered into a five-year employment agreement with John G. Murphy. Mr. Murphy is employed as the President and Chief Executive Officer of U.S. Helicopter. Mr. Murphy’s annual salary is $225,000. Payment of Mr. Murphy’s salary commenced on August 9, 2004. Mr. Murphy is currently being paid at the annual rate of $135,000, which represents an annual salary of $225,000, with 40% of Mr. Murphy’s salary deferred until 60 days after the effectiveness of the accompanying registration statement. Mr. Murphy is also entitled to bonuses tied to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) which range from 50% of salary based on the Company’s achieving 95% of targeted EBITDA to 200% of salary based on the Company’s achieving 125% of targeted EBITDA.

     Effective August 24, 2004, U.S. Helicopter entered into a two-year employment agreement with Terence O. Dennison. Mr. Dennison is employed as the Senior Vice President and Chief Operating Officer of U.S. Helicopter. Mr. Dennison’s pre-startup base salary is $72,000, which will be increased to $130,000 upon commencement of the Company’s flight operations. Payment of Mr. Dennison’s salary began on September 1, 2004. Mr. Dennison is also entitled to bonuses to be determined to a bonus plan to be adopted by the Company’s Board of Directors.

     Effective July 14, 2004, U.S. Helicopter entered into a three-year employment agreement with George J. Mehm, Jr. Mr. Mehm is employed as the Senior Vice President, Treasurer and Chief Financial Officer of U.S. Helicopter. Payment of Mr. Mehm’s salary commenced on August 9, 2004. Mr. Mehm is currently being paid at the annual rate of $130,000, with 20% of Mr. Mehm’s salary deferred until 60 days after the effectiveness of the accompanying registration statement. Mr. Mehm is also entitled to bonuses to be determined to a bonus plan to be adopted by the Company’s Board of Directors.

     Effective July 14, 2004, U.S. Helicopter entered into a two-year employment agreement with Donal McSullivan. Mr. McSullivan is employed as the Senior Vice President and Chief Marketing Officer of U.S. Helicopter. Payment of Mr. McSullivan’s salary began on August 9, 2004. Mr. McSullivan is currently being paid at the annual rate of $130,000, with 40% of Mr. McSullivan’s salary being deferred until 60 days after the effectiveness of the accompanying registration statement. Mr. McSullivan is also entitled to bonuses to be determined to a bonus plan to be adopted by the Company’s Board of Directors.

     Effective July 18, 2004, U.S. Helicopter entered into a five-year employment agreement with Gabriel Roberts. Mr. Roberts is employed as the Vice President of Finance and

Administration of U.S. Helicopter. Mr. Roberts’s pre-startup annual salary is $72,000, which will be increased to $90,000 upon commencement of the Company’s flight operations. Payment of Mr. Roberts’ salary commenced on August 9, 2004. Mr. Roberts’ base salary will be increased to $95,000 commencing on the six month anniversary of the Company’s start-up date provided that his work performance merits such as determined by the Board in its reasonable judgment.

     Effective October 4, 2004, U.S. Helicopter entered into an employment agreement with Sandy Goldstein. Payment of Mr. Goldstein’s salary began on October 6, 2004. Mr. Goldstein is employed as the Director of Operations of U.S. Helicopter. Mr. Goldstein’s annual salary is $75,000.

     As described above, we have agreed to defer a total of 40% of the base salaries of Mr. Murphy and Mr. McSullivan, and a total of 20% of the base salary of Mr. Mehm until 60 days after the effectiveness of the accompanying registration statement. We have also agreed to not declare or pay any bonuses during such time.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN.

     The following table sets forth the securities that have been authorized under equity compensation plans as of December 31, 2004.

Number
	Number		of Securities
	of Securities	Weighted –Average	Remaining Available
	To Be Issued	Exercise Price	for Future Issuance
	Upon Exercise	of Outstanding	Under Equity
	of Outstanding	Options,	Compensation Plans
	Options, Warrants	Warrants and	(Excluding Securities
	and Rights	Rights	Reflected in Column(A))
	(A)	(B)	(C)

Equity compensation plans approved by security holders	812,000	$0.50	2,888,000

Equity compensation plans not approved by security holders	N/A	N/A	N/A

     The Company has adopted a 2004 Stock Incentive Plan and has reserved the right to issue and sell up to 3,700,000 shares of common stock under such plan. The Company has granted options to the following individuals named in the Executive Compensation Table above in connection with such plan during fiscal year 2004:

Name	Number of Options	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price
George J. Mehm Jr.	231,000	45.12	$0.50 per share

Terence O. Dennison	211,000	41.21	$0.50 per share

DESCRIPTION OF PROPERTY

     On December 1, 2004, U.S. Helicopter entered into a three year agreement for its executive offices at the 6 East River Piers, Downtown Manhattan Heliport, New York, New York. Prior to that date, U.S. Helicopter was allowed to use the facility at no cost. The agreement provides for a monthly payment of $781.33 for 294 square feet of office space. We had no office rent expense for the year ended December 31, 2003 and anticipate office rent expense of approximately $781 for the year ending December 31, 2004. As a part of the agreement, U.S. Helicopter was required to post a security deposit of $3,300.

     In September, 2004, U.S. Helicopter entered into a month-to-month lease for its Operations Base located at Sikorsky Memorial Airport in Stratford, Connecticut. The basic monthly rent for the Company’s Operations headquarters is $550 per month, including utilities. The basic monthly rent decreases to $500 per month, including utilities, as of January 1, 2005.

LEGAL PROCEEDINGS

     As of December 31, 2004, the Company is not aware of any pending or threatened litigation, claims or assessments.

PRINCIPAL STOCKHOLDERS

     The following table sets forth as of December 31, 2004, the number and percentage of outstanding shares of our common stock beneficially owned by our executive officers, directors and stockholders owning more than 5% of our common stock and our executive officers and directors as a group:

Name of Owner	Shares Beneficially Owned		Percentage of Class(1)
Dean C. Borgman(2)	1,000,000	(3)	4.02%
John G. Murphy(2)	6,197,633		25.25%
Gabriel Roberts(2)	4,751,513		19.36%
John Capozzi(2)	3,780,595		15.40%
Donal McSullivan(2)	3,346,759		13.63%
Cornell Capital Partners, LP(4)	1,730,769	(5)	7.05%
George J. Mehm, Jr.(2)	870,000	(6)	3.51%
Terence O. Dennsion(2)	711,000	(7)	2.87%
Col. Clinton Pagano(2)	213,000		0.87%
All Executive Officers and Directors as a Group (8 persons)	20,870,500	(8)(9)	82.53%

(1)	The percentage of class calculation for each person or entity is based on 24,545,723 shares of U.S. Helicopter common stock outstanding as of December 31, 2004, inclusive of the number of shares of U.S. Helicopter common stock issuable to the person or entity upon conversion of convertible securities held by such person or entity. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of December 31, 2004 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of December 31, 2004, there were also a total of 316,000 shares of Series A Preferred Stock issued and outstanding, none of which was owned by our executive officers or directors.

(2)	Address: c/o U.S. Helicopter Corporation, 6 East River Piers, Downtown Manhattan Heliport, New York, NY 10004.

(3)	Includes options held by Dean Borgman to purchase up to 300,000 shares of U.S. Helicopter common stock exercisable within 60 days of December 31, 2004.

(4)	Address: 101 Hudson Street, Suite 3700, Jersey City, NJ 07302.

(5)	This figure does not include shares held by Amir Elbaz or Troy Rillo, who are employees of Cornell Capital but who do not control, are not controlled by and are not under common control with Cornell Capital. In addition, Cornell Capital holds a Convertible Debenture in the principal amount of $1,000,000 which is convertible into shares of common stock at a price per share equal to the lesser of (a) $2.00 or (b) an amount equal to 80% of the lowest volume weighted average price of our common stock as quoted by Bloomberg, LP for the five trading days immediately preceding the conversion date. The terms of the Convertible Debenture prohibit conversion if the number of shares held by Cornell Capital after giving effect to such conversion would equal in excess of 9.99% of all our outstanding shares of common stock. If such prohibition did not apply, Cornell Capital would be entitled to convert the Convertible Debenture along with accrued interest as of December 31, 2004 into a total of 1,285,959 shares, assuming a per share conversion price of $0.80 based on an assumed lowest volume weighted average price of $1.00. Pursuant to the SPA, we will issue a second Convertible Debenture to Cornell Capital in the amount of $300,000 upon the filing of the accompanying registration statement. We are registering a total of 6,500,000 shares to cover such conversions.

(6)	Includes options held by George Mehm to purchase up to 231,000 shares of U.S. Helicopter common stock exercisable within 60 days of December 31, 2004.

(7)	Includes options held by Terence Dennison to purchase up to 211,000 shares of U.S. Helicopter common stock exercisable within 60 days of December 31, 2004.

(8)	Includes options held by Dean Borgman (300,000 shares), George Mehm (231,000 shares) and Terence Dennison (211,000 shares) to purchase up to a total of 742,000 shares of U.S. Helicopter common stock exercisable within 60 days of December 31, 2004.

(9)	A group consisting of John G. Murphy, Gabe Roberts, Donal McSullivan and John Capozzi have agreed to grant an option or transfer up to 250,000 shares of their currently held common stock to facilitate the hiring of a Chief Pilot and a Director of Maintenance, in addition to options to be granted by the Company in connection with these hires. In addition, these individuals and Mr. Murphy have agreed to transfer additional shares under certain circumstances, including in the event that other key hires are needed and the Company desires to limit the number of shares issued for these new key hires.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In August, 2004, the Company entered into a Securities Purchase Agreement pursuant to which we agreed to issue $1,300,000 of 5% secured convertible debentures to Cornell Capital. On August 4, 2004, the Company received net proceeds of $772,500 after payment of expenses in the amount of $227,500, from the sale of $1,000,000 worth of debentures. The balance of the debentures will be issued upon the filing of the accompanying registration statement. The debentures bear interest at 5% per annum and are secured by a security agreement covering substantially all business assets of the Company. Principal plus accrued interest are either payable in full two years after the date of issue, or convertible at the holder’s option, into shares of the Company’s common stock. The conversion provision entitles the holder at any time, and from time to time, to convert all or any part of the principal plus accrued interest into the Company’s common stock (the “Conversion Shares”), at a per share price equal to the lesser of (a) $2.00 per share or (b) 80% of the lowest volume weighted average price of the Company’s common stock, as quoted by Bloomberg, LP for the five trading days immediately preceding the conversion date. If the Company’s common stock is not traded on the OTC-BB, Nasdaq SmallCap Market or the American Stock Exchange, the conversion price shall mean the reported closing bid price for the common stock as furnished by the National Association of Securities Dealers, Inc. for the applicable periods. Interest is payable at maturity or conversion, either in cash or shares of the Company’s common stock at the Company’s sole discretion. If payment of interest is made in the form of common stock, the value of common stock shall be the closing bid price on: (i) the date the interest payment is due; or (ii) if the interest payment is not made when due, the date the interest payment is made. The convertible debentures are secured by all of U.S. Helicopter’s assets.

     On August 4, 2004, the Company entered into the SEDA with Cornell Capital, pursuant to which the Company may, at its discretion, periodically issue and sell to Cornell Capital, up to $10,000,000 of the Company’s common stock. Upon the execution of the SEDA, the Company agreed to issue 2,472,527 shares of its common stock to Cornell Capital, plus an additional $10,000 worth of the Company’s common stock to Newbridge Securities Corporation (“Newbridge”), as a placement fee, per the Placement Agent Agreement between the Company and Newbridge, valued at the fair market value of the stock as of the date of the initial trading day of the Company’s common stock. As of December 31, 2004, the Company has issued 2,472,527 shares with an aggregate par value of $2,473 in connection with the SEDA.

     Donal McSullivan, Senior Vice President and Chief Marketing Officer, and John Capozzi, Marketing and Business Development Advisor and Director, have provided certain consulting services to the Company from its inception. In connection with the provision of such consulting services, they have an agreement with the Company to jointly receive 10% of the proceeds of any financings arranged with Cornell Capital. As of the date of this Prospectus, they have received $100,000 of the proceeds of the initial transaction with Cornell Capital. In addition, Mr. McSullivan and Mr. Capozzi are to receive 10% commissions relating to commuter flight pre-sell seats and scheduled service pre-sell seats pursuant to an agreement dated April 15, 2004. In addition, Mr. Capozzi also has an agreement to provide ongoing marketing consulting services to the Company at a cost of $5,000 per month.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY
AND OTHER SHAREHOLDER MATTERS

     There currently is no principal market where our securities are traded. We intend to submit an application for listing on the Over-the-Counter Bulletin Board maintained by the National Association of Securities Dealers in January, 2005. As of December 31, 2004, there were approximately 14 holders of record of our common stock.

     We have not paid dividends in the past on any class of stock and we do not anticipate paying dividends in the foreseeable future.

DESCRIPTION OF SECURITIES

CAPITAL STOCK.

     The authorized capital stock of U.S. Helicopter consists of 95,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. As of December 31, 2004, we had 24,545,723 shares of our common stock outstanding and 316,000 shares of our preferred stock outstanding. In addition, there are 812,000 options to purchase common stock outstanding, and 406,000 warrants to purchase shares of our common stock outstanding. The following description is a summary of the capital stock of U.S. Helicopter and contains the material terms of the capital stock. Additional information can be found in U.S. Helicopter’s Certificate of Incorporation and Bylaws.

     Stock Split. Effective July 22, 2004, U.S. Helicopter implemented a twenty-one thousand three hundred-to-one (21,300:1) stock split of U.S. Helicopter common stock.

     Common Stock.     Each share of common stock entitles the holder to one vote on each matter submitted to a vote of our stockholders, including the election of directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Stockholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of U.S. Helicopter, stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

     Preferred Stock.     We are authorized to issue up to 5,000,000 shares of preferred stock in one or more series as may be designated by our Board of Directors.

     The preferred stock may be entitled to such dividends, redemption rights, liquidation rights, exercise rights and voting rights as the Board of Directors, in its discretion, may determine, in a resolution or resolutions providing for the issuance of any such stock. Rights granted by the Board of Directors may be superior to those of existing shareholders (including the right to elect a controlling number of directors as a class). Preferred stock can be issued without the vote of the holders of common stock.

     On October 27, 2004, we authorized for issuance up to 1,500,000 shares of U.S. Helicopter Series A Preferred Stock. At December 31, 2004, 316,000 shares of preferred stock were outstanding. Our Series A Preferred Stock is the only class of preferred stock authorized for issuance by us as of December 31, 2004. The Series A Preferred Stock ranks prior to our common stock and is subordinate to and ranks junior to all indebtedness of U.S. Helicopter now or hereafter outstanding. Our Series A Preferred Stock is convertible into shares of our common stock at a price equal to 80% of the average closing price of our common stock on the OTC-BB for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from a Series A Preferred Stockholder. In the event that our shares are not traded on the OTC-BB, the conversion price shall be equal to 80% of the average bid price of our common stock posted in the Pink Sheets for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from a Series A Preferred Stockholder. In the event that our shares are not traded on the OTC-BB or on the Pink Sheets, the conversion price shall be equal to 80% of the fair market value of our common stock on the date upon which we receive a notice of conversion from the Series A Preferred Stockholder. Such fair market value shall be determined by an accounting firm selected by us which accounting firm is not then currently performing any accounting services for us. The registration rights for our Series A Preferred Stock will expire at such time as the common stock issuable upon conversion of the Series A Preferred Stock becomes tradable under Rule 144 without restriction as to number of shares.

     Holders of our Series A Preferred Stock will be entitled to receive, out of any funds legally available therefore, non-cumulative annual dividends at the rate of 6% at such times and as declared by our Board of Directors. In addition, Series A Preferred Stockholders have voting rights equivalent to common stockholders (i.e., one share of Series A Preferred Stock has the same voting rights as one share of common stock for voting purposes only).

LIMITATION OF LIABILITY: INDEMNIFICATION.

     Our Bylaws include an indemnification provision under which we have agreed to indemnify directors and officers of U.S. Helicopter to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of U.S. Helicopter.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of U.S. Helicopter pursuant to the foregoing, or otherwise, U.S. Helicopter has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION.

     AUTHORIZED AND UNISSUED STOCK. The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of U.S. Helicopter that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with U.S. Helicopter’s Board of Directors’ desires. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

EXPERTS

     The financial statements for the year ended December 31, 2003 included in the Prospectus have been audited by Moore Stephens, P.C., independent registered public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

     Gallagher, Briody & Butler of Princeton, New Jersey will pass upon the validity of the shares of common stock offered hereby for us.

HOW TO GET MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

U.S. HELICOPTER CORPORATION

FINANCIAL STATEMENTS FOR THE EIGHT MONTHS ENDED AUGUST 31, 2004 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of
    U.S. Helicopter Corporation
    New York, New York

We have audited the balance sheet of U.S. Helicopter Corporation (a development stage company) as of December 31, 2003 and the related statements of operations, stockholders’ equity, and cash flows for the period from inception (March 4, 2003) through December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Helicopter Corporation as of December 31, 2003 and the results of its operations and its cash flows for the period from inception (March 4, 2003) through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

MOORE STEPHENS, P. C.
Certified Public Accountants.

New York, New York
September 24, 2004

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

	August 31,	December 31,
	2004	2003
	(Unaudited)
Assets:
Current Assets:
Cash	$625,888	$—
Prepaid Expenses	22,918	—
Other Current Assets	350	—

Total Current Assets	649,156	—

Property and Equipment:
Office Equipment	2,562	—
Less: Accumulated Depreciation	(12)	—

Property and Equipment - Net	2,550	—

Other Assets:
Deferred Financing Costs, Net of Accumulated Amortization of $7,767	202,233	—
Deferred Offering Costs	142,421	—

Total Other Assets	344,654	—

Total Assets	$996,360	$—

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable and Accrued Expenses	$103,790	$17,865

Long-Term Debt - Net of Discounts of $250,000	750,000	—

Commitments and Contingencies	—	—

Stockholders’ Equity:
Preferred Stock, $0.001 Par Value; 5,000,000 Shares Authorized; None Issued and Outstanding	—	—
Common Stock, $0.001 Par Value; 95,000,000 Shares Authorized; 24,545,723 and 21,300,000 Issued and Outstanding, Respectively	24,546	21,300
Additional Paid In Capital	229,200	(20,800)
Deficit Accumulated During the Development Stage	(110,676)	(17,865)
Stock Subscription Receivable	(500)	(500)

Total Stockholders’ Equity	142,570	(17,865)

Total Liabilities and Stockholders’ Equity	$996,360	$—

The Accompanying Notes Are An Integral Part of These Financial Statements.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

	Cumulative		Period
	from Inception	Eight	from Inception
	(March 4, 2003) to	months ended	(March 4, 2003) to
	August 31,	August 31,	December 31,
	2004	2004	2003
	(Unaudited)	(Unaudited)
Revenues	$—	$—	$—

Expenses:
Payroll	37,596	37,596	—
Payroll Taxes	4,070	4,070	—
Professional Fees	51,024	33,159	17,865
Interest	3,965	3,965	—
Insurance	3,114	3,114	—
Office Expense	1,555	1,555	—
Travel	1,573	1,573	—
Depreciation	12	12	—
Amortization of Deferred Financing Costs	7,767	7,767	—

Total Expenses	(110,676)	(92,811)	(17,865)

Net (Loss)	$(110,676)	$(92,811)	$(17,865)

(Loss) Per Share - Basic and Diluted	$(0.01)	$—	$—

Weighted Average Number of Shares	21,460,503	21,660,636	21,300,000

The Accompanying Notes Are An Integral Part of These Financial Statements.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS’ EQUITY

							Deficit
							Accumulated
	Preferred Stock		Common Stock		Additional Paid-in	Stock Subscription	During Development	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Stage	Equity
Issuance of Common Stock at Inception - March 4, 2003	—	$—	21,300,000	$1	$499	$(500)	$—	$—
Common Stock Split Twenty-one Thousand Three Hundred-to-One (21,300:1) - July 22, 2004	—	—	—	21,299	(21,299)	—	—	—
Net Loss	—	—	—	—	—	—	(17,865)	(17,865)

Balance - December 31, 2003	—	—	21,300,000	21,300	(20,800)	(500)	(17,865)	(17,865)
Issuance of Common Shares For Financing Costs at Par of $0.001 Per Share - August 4, 2004	—	—	3,245,723	3,246	—	—	—	3,246
Intrinsic Value of Beneficial Conversion Feature of Debenture - August 4, 2004	—	—	—	—	250,000	—	—	250,000
Net Loss	—	—	—	—	—	—	(92,811)	(92,811)

Balance - August 31, 2004 (Unaudited)	—	$—	24,545,723	$24,546	$229,200	$(500)	$(110,676)	$142,570

The Accompanying Notes Are An Integral Part of These Financial Statements.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

	Cumulative		Period
	from Inception	Eight	from Inception
	(March 4, 2003) to	months ended	(March 4, 2003) to
	August 31,	August 31,	December 31,
	2004	2004	2003
	(Unaudited)	(Unaudited)
Operating Activities:
Net (Loss)	$(110,676)	$(92,811)	$(17,865)
Adjustments to Reconcile Net Income to Net Cash Provided By (Used for) Operating Activities:
Depreciation Expense	12	12	—
Amortization of Deferred Financing	7,767	7,767	—
Changes in Assets and Liabilities:
Increase (Decrease) in
Prepaid Expenses and Other Current Assets	(23,268)	(23,268)	—
Accounts Payable and Accrued Liabilities	103,790	85,925	17,865

Net Cash - Operating Activities	(22,375)	(22,375)	—

Investing Activities:
Acquisition of Property and Equipment	(2,562)	(2,562)	—

Financing Activities:
Proceeds From Long-Term Debt	1,000,000	1,000,000	—
Payment Of Financing Costs	(349,175)	(349,175)	—

Net Cash - Financing Activities	650,825	650,825	—

Net Increase in Cash	625,888	625,888	—
Cash - Beginning of Periods	—	—	—

Cash - End of Periods	$625,888	$625,888	$—

Supplemental Disclosures of Cash Flow Information:
Cash paid during the periods for:
Interest	$129	$129	$—
Income Taxes	$—	$—	$—

Supplemental Disclosures of Non-Cash Investing and Financing Activities:

     During the eight-month period ended August 31, 2004, the Company entered into certain agreements whereby it issued convertible debentures and obtained commitments to purchase its common stock. As a component of these agreements, the Company issued 3,245,723 shares of common stock which were valued at $3,246 (par value) and capitalized as a component of deferred financing costs [See Note 3]. The Company also recorded a $250,000 non-cash discount on a debenture issued [See Note 4].

     During the period from inception (March 4, 2003) through December 31, 2003, the Company did not engage in any non-cash investing or financing activities.

The Accompanying Notes Are An Integral Part of These Financial Statements.

U. S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS)

(1) Business

U.S. Helicopter Corporation, (the “Company”) is a development stage company whose core business will be providing regularly scheduled helicopter shuttle service between many of the nation’s larger metropolitan airports and surrounding city-based heliports. We intend to introduce our service — which we call “Metro-hop Airport Shuttle Service” (“MASS”) in the New York City market with frequent service between Kennedy, Newark Liberty and LaGuardia airports and the New York metropolitan area heliports located at Wall Street, East 34th Street, and West 30th Street. U.S. Helicopter was incorporated in the State of Delaware on March 4, 2003.

(2) Summary of Significant Accounting Policies

Basis of Presentation - The financial statements as of August 31, 2004 and for the periods from inception and January 1, 2004 through August 31, 2004 are unaudited; however, in the opinion of the management, all adjustments (consisting solely of normal recurring adjustments) necessary to make the interim financial statements not misleading have been made. The results for the interim period ended August 31, 2004 are not necessarily indicative of the results to be obtained for a full fiscal year.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk - Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

We maintain our cash and cash equivalents in accounts with a major financial institution in the United States in the form of demand deposits and money market accounts. Deposits in this bank may exceed the amounts of insurance provided on such deposits. As of December 31, 2003, we had no deposits subjected to such risk. We have not experienced any losses on our deposits of cash and cash equivalents.

Fair Value of Financial Instruments - The fair value of our cash and cash equivalents, accounts payable and accrued expenses approximate carrying values due to their short maturities. The values of our debt instruments approximate their carrying values based on rates currently available to us.

Cash Equivalents - We consider all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. We had no cash equivalents at December 31, 2003 or August 31, 2004.

Property and Equipment - We record our property and equipment at cost less accumulated depreciation. For financial reporting purposes, we use the straight-line method to compute depreciation based upon estimated useful lives of five to fifteen years for flight equipment and three to ten years for other equipment. We use a 30% residual value in the calculation of depreciation for our flight equipment. Leasehold improvements are amortized over the shorter of the related lease term or the estimated life of the improvements. Equipment under capital leases are amortized over the lease term and such amortization is included in the depreciation of property and equipment. Upon selling or otherwise disposing of property and equipment, we remove cost and accumulated depreciation from the accounts and reflect any resulting gain or loss in earnings. Depreciation expense totaled $12 and $-0- for the eight months ended August 31, 2004 and the period from inception through December 31, 2003, respectively.

U. S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS)

(2) Summary of Significant Accounting Policies (Continued)

Impairment of Long-Lived Assets - We review our long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such factors and circumstances exist, we compare the projected undiscounted future cash flows associated with the future use and disposal of the related asset or group of assets to their respective carrying amounts. Impairment, if any, is measured as the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made.

Stock-Based Compensation - We account for our employee stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion (“APBO”) No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. The Company makes disclosures regarding employee stock-based compensation using the fair value method in accordance with Statement of Financial Accounting Standards (“Statement”) 123, Accounting for Stock-Based Compensation.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, this option valuation model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period.

Stockholders’ Equity - During July 2004, the Board of Directors and Shareholders effectuated an amendment to our Certificate of Incorporation which provided for a 21,300 for 1 stock split. We also filed an amendment to the Certificate of Incorporation which increased the number of authorized shares of our common stock to 95,000,000 and authorized 5,000,000 shares of Preferred Stock. All share and per share data has been retroactively adjusted to reflect the share split.

Revenue Recognition - We recognize revenue when transportation has been provided, including scheduled passenger and charter services.

Income Taxes – We account for income taxes under the provisions of Statement 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to affect taxable income. Valuation allowances will be established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Earnings (Loss) Per Share - Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of vested common shares outstanding for the period. Diluted earnings (loss) per share is computed giving effect to all potential dilutive common stock, including options and convertible debentures. For the period from inception to August 31, 2004, options and convertible debentures were not included in the computation of diluted loss per share because the effect would be antidilutive.

U. S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS)

(2) Summary of Significant Accounting Policies (Continued)

Deferred Offering Costs - Amounts paid or accrued for costs associated with an anticipated public offering will be expensed and not recorded as a reduction of the net proceeds, if the offering is not consummated.

Advertising Costs - We expense advertising costs as incurred. Advertising expenses were not significant for any periods presented.

Recent Accounting Pronouncements - In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” Statement 150 changes the accounting guidance for certain financial instruments that, under previous guidance, could be classified as equity or “Mezzanine” equity by now requiring those instruments to be classified as liabilities (or assets in some circumstances) on the balance sheet. Further, Statement 150 requires disclosure regarding the terms of those instruments and settlement alternatives. Statement 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of Statement 150 did not have a material impact on our financial position, results of operations or cash flows.

In April 2003, the FASB issued Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” Statement 149 amends Statement 133 to clarify the definition of a derivative and incorporate many of the implementation issues cleared as a result of the Derivatives Implementation Group process. This statement is effective for contracts entered into or modified after June 30, 2003, and should be applied prospectively after that date. The adoption of Statement 149 is not expected to have a material effect on the financial statements.

In December 2002, the FASB issued Statement 148 “Accounting for Stock-Based Compensation— Transition and Disclosure—an amendment of Statement 123.” Statement 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation from the intrinsic value-based method of accounting prescribed by APBO 25. As allowed by Statement 123, we have elected to continue to apply the intrinsic value-based method of accounting, and have adopted the disclosure requirements of Statement 123. We currently do not anticipate adopting the provisions of Statement 148.

In July 2002, the FASB issued Statement 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Statement 146 provides new guidance on the recognition of costs associated with exit or disposal activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. Statement 146 supersedes previous accounting guidance provided by the EITF Issue 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” EITF Issue 94-3 required recognition of costs at the date of commitment to an exit or disposal plan. Statement 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Early application is permitted. The adoption of Statement 146 is not expected to have a material impact on our financial position, results of operations, or cash flows.

U. S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS)

The following notes all refer to activity subsequent to December 31, 2003.

(3) Deferred Offering Costs and Deferred Financing Costs

We incurred certain costs related to financing activities during the eight-month period ended August 31, 2004. These costs consisted primarily of legal fees, placement agent fees and commissions which are related to the placement of debt securities (deferred financing costs) and equity securities (deferred offering costs).

At August 31, 2004 and December 31, 2003 we had net deferred financing costs of $202,233 and $-0-, respectively. These costs were related to the placement of a 5% convertible debenture [Note 4] and are being amortized on a straight-line basis over the life of the debenture. We recorded amortization expense related to deferred financing totaling $7,767 and $-0- for the eight month period ended August 31, 2004 and the period from inception through December 31, 2003, respectively.

At August 31, 2004 and December 31, 2003 we had net deferred offering costs of $142,421 and $-0-, respectively. These costs were primarily related to a Standby Equity Distribution Agreement [Note 5] and will be offset against the proceeds of the offering, when consummated. The balance at August 31, 2004 included $4,189 related to another contemplated offering which will be offset against the proceeds of the contemplated offering, when consummated, or expensed if not consummated [Note 2].

(4) Long-Term Debt

On August 4, 2004, we issued a $1,000,000 5% interest convertible debenture to an investor in exchange for $1,000,000 in cash. The debenture and all accrued interest is payable in full on August 4, 2006 in either cash or equity at our discretion. Until the debenture is paid in full, the holder of the debenture may convert at will the entire amount or a portion of the debenture into our common stock.

We secured this debenture with a collateral interest in all of our assets. We committed to registering the potential debenture conversion shares under the Securities Act of 1933.

All conversions under the debenture take place at a rate equal to the lower of $2 per share or eighty percent of the volume weighted average price of the common stock on the five trading days prior to conversion. This beneficial conversion feature was recorded as a discount of $250,000 which will be fully expensed upon the effectiveness of the registration statement.

We agreed to sell an additional debenture for $300,000, with identical repayment terms, to this investor within five days after the filing of a registration statement.

(5) Securities Offering

On August 4, 2004, we entered into a Standby Equity Distribution Agreement (“SEDA”) with an investor. Under the terms of the SEDA, we may, at our discretion, periodically issue and sell to the investor shares of common stock for a total purchase price of $10.0 million. These placements may occur, as elected by us, in increments not to exceed $250,000 every seven business days. There is no minimum placement under the SEDA. These placements of common stock will be at a 1% discount to the volume weighted average price of our common stock for the 5 days immediately following the notice date.

Under the terms of the SEDA, the investor will receive a fee equal to 5% of the gross proceeds received by us pursuant to the SEDA. The SEDA has a term of 2 years.

U. S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS)

(6) Commitments and Contingencies

We have committed to the issuance of a $300,000 convertible debenture to an investor upon the filing of a registration statement [Note 4].

(7) Income Taxes

We had approximately $111,000 and $18,000 of unused operating loss carryforwards at August 31, 2004 and December 31, 2003, respectively. These carryforwards may be applied against future taxable income and expire at various dates through August 31, 2024.

These operating loss carryforwards were recorded by us as deferred tax assets totaling approximately $44,000 and $7,000 at August 31, 2004 and December 31, 2003. As the utilization of such assets is dependant on future taxable profits of the Company, a valuation allowance of approximately $44,000 and $7,000 was recorded at August 31, 2004 and December 31, 2003, respectively, leaving a net deferred tax asset of $-0- for all periods presented.

(8) Employee Stock Options

On July 23, 2004, we issued an option to acquire 231,000 shares of our common stock for $0.50 per share. We recorded no expense for this option under the intrinsic value approach of APBO 25. Had compensation cost for this option been determined on the basis of fair value pursuant to Statement 123, net (loss) and net (loss) per share would have been as follows:

	Cumulative		Period
	from Inception	Eight	from Inception
	(March 4, 2003) to	months ended	(March 4, 2003) to
	August 31,	August 31,	December 31,
	2004	2004	2003
	(Unaudited)	(Unaudited)
Net (Loss):
As Reported	$(110,676)	$(92,811)	$(17,865)

Pro Forma	$(110,676)	$(92,811)	$(17,865)

Basic and Diluted (Loss) Per Share:
As Reported	$(.01)	$—	$—

Pro Forma	$(.01)	$—	$—

U. S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS)

(8) Employee Stock Options [Continued]

The following is a summary of options outstanding December 31, 2003 and August 31, 2004:

Weighted Average
	Number of Shares	Exercise Price
Outstanding at March 4, 2003	—	$—
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2003	—	—
Granted	231,000	.50
Exercised	—	—
Forfeited	—	—

Outstanding at August 31, 2004	231,000	$0.50

	At	At
	December 31, 2003	August 31, 2004
Options Exercisable:	—	231,000

Period
From Inception
	[March 4, 2003]	Eight Month
	through	Period ended
	December 31, 2003	August 31, 2004
Weighted Average Fair Value of Options Granted During	—	—

The fair value of each option granted is estimated on the grant date using the Black-Scholes Model. The following assumptions were made in estimating fair value:

Period
From Inception
	[March 4, 2003]	Eight Month
	through	Period ended
	December 31, 2003	August 31, 2004
Dividend Yield	—%	—%
Risk-Free Interest Rate	4.75%	4.75%
Expected Life	N/A	2.5 years
Expected Volatility	—%	—%

U. S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS)

(9) Subsequent Events (Unaudited) – Events occurring subsequent to the date of the report of the independent registered public accounting firm

Issuance of Employee Stock Options – On October 27, 2004, our Board of Directors approved the issuance of options to acquire 581,000 shares of our common stock for $0.50 per share.

Private Placement Memorandum - We initiated a private placement offering of our equity securities. We attempted to raise up to $1,500,000 through the sale of equity units (the “Units”), each Unit consisting of five shares of our Series A Preferred Stock and two warrants, each warrant exercisable to purchase one share of our common stock. The purchase price per Unit is $5.00. The Series A Preferred Stock is convertible, at the election of the holder thereof, at any time from and after their date of issuance and for a period of three years thereafter into shares of our common stock at a price equal to 80% of the average closing price of our common stock on the OTC-BB for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from the Preferred Stockholder. In the event that our shares are not traded on the OTC-BB, the conversion price would be equal to 80% of the average bid price of our common stock posted in the Pink Sheets for the 20 trading days immediately preceding the day upon which we receive a conversion notice from the Preferred Stockholder. In the event that our shares are not traded on the OTC-BB or on the Pink Sheets, the conversion price would be equal to 80% of the fair market value of our common stock on the date upon which we receive the notice of conversion from the Preferred Stockholder. Such fair market value would be determined by an accounting firm selected by us which accounting firm is not then currently performing any other accounting services for us. The warrants included in the Units will contain exercise prices equal to 125% and 150%, respectively, of the conversion price of the Series A Preferred Stock. The warrants will be subject to adjustment for anti-dilution purposes and shall include registration rights.

The private placement offering described above was closed at the end of December 2004. The sale of 63,200 units, for gross proceeds of $316,000, resulted in the issuance of 316,000 Series of Preferred Shares and 126,400 common stock purchase warrants. Additionally, we agreed to issue an aggregate of 279,600 warrants to a placement agent as a placement agent fee and in connection with a financial consulting and advisory agreement.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON
TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT
U.S. HELICOPTER, INC. EXCEPT THE INFORMATION OR REPRESENTATIONS
CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY
ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

     This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

•	except the common stock offered by this prospectus;

•	in any jurisdiction in which the offer or solicitation is not authorized;

•	in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

•	to any person to whom it is unlawful to make the offer or solicitation; or

•	to any person who is not a United States resident or who is outside the jurisdiction of the United States.

     The delivery of this prospectus or any accompanying sale does not imply that:

•	there have been no changes in the affairs of U.S. Helicopter Corporation after the date of this prospectus; or

•	the information contained in this prospectus is correct after the date of this prospectus.

     Until ___, 2005, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PROSPECTUS

10,556,723 SHARES OF COMMON STOCK

U.S. HELICOPTER CORPORATION

____________ __, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     U.S. Helicopter’s bylaws provide that we have the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of our Company. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by U.S. Helicopter.

Securities and Exchange Commission Registration Fee	$1,242.53
Printing and Engraving Expenses	$10,000.00
Accounting Fees and Expenses	$25,000.00
Legal Fees and Expenses	$75,000.00
Miscellaneous	$10,000.00

TOTAL	$121,242.53

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     In November and December 2004, U.S. Helicopter issued a total of 63,200 of our Units to a limited number of accredited investors pursuant to the Private Placement in which we received $316,000 before payment of expenses associated with the offering. In connection with the Private Placement, 20 persons have received a total of 316,000 shares of our Series A Preferred Stock and 126,400 warrants to purchase our common stock, of which 63,200 warrants have an exercise price equal to 125% of the conversion price of the Series A Preferred Stock and the remaining 63,200 warrants have an exercise price equal to 150% of the conversion price of the Series A Preferred Stock.

     In connection with the Private Placement, the Company paid the following fees and expenses: (1) $35,520, representing a commission of 12% of the gross offering proceeds raised by the Placement Agent; (2) $8,880, representing a non-accountable expense allowance of 3% of the gross offering proceeds raised by the Placement Agent; (3) a due diligence and pre-marketing fee of $12,500 to cover the costs and expenses of due diligence investigation and pre-marketing activities; (4) warrants to purchase 29,600 shares of the Company’s common stock, with an exercise price equal to the lower of $0.75 or 110% of the closing bid price of the Company’s common stock on December 31, 2004, a term of five years and all other terms substantially the same as those of the warrants issued to investors in the Private Placement; (5) $49,800, representing legal fees paid to Gallagher, Briody & Butler; and (6) $3,000, representing escrow agent’s fees. In the event that our shares are not traded on the OTC-BB or on the Pink Sheets by such date, the conversion price of the Placement Agent’s warrants shall be equal to 80% of the fair market value of the Company’s common stock on the date upon which the Company receives the notice of conversion. Such fair market value shall be determined by an accounting firm selected by U.S. Helicopter which accounting firm is not then currently performing any accounting services for the Company. In addition, the Company reimbursed the Placement Agent in the amount of $4,375.00 for its legal fees (including blue sky legal fees) in the Private Placement.

     In connection with the Private Placement, the Company agreed to enter into a separate Financial Consulting and Advisory Agreement with the Placement Agent, with compensation of Warrants issued to the Placement Agent or its designee to purchase 250,000 shares of the Company’s common stock with an exercise price equal to the lower of $0.75 or 110% of the closing bid price of the Company’s common stock on December 31, 2004, a term of five years and all other terms substantially the same as those of the warrants issued to investors in the Private Placement.

     In August, 2004, the Company entered into a Securities Purchase Agreement pursuant to which we agreed to issue $1,300,000 of 5% secured convertible debentures to Cornell Capital. On August 4, 2004, the Company received net proceeds of $772,500 after payment of expenses in the amount of $227,500, from the sale of $1,000,000 worth of debentures. The balance of the debentures will be issued upon the filing of the accompanying registration statement. The debentures bear interest at 5% per annum and are secured by a security agreement covering substantially all business assets of the Company. Principal plus accrued interest are either payable in full two years after the date of issue, or convertible at the holder’s option, into shares of the Company’s common stock. The conversion provision entitles the holder at any time, and from time to time, to convert all or any part of the principal plus accrued interest into the Company’s common stock (the “Conversion Shares”), at a per share price equal to the lesser of (a) $2.00 per share or (b) 80% of the lowest volume weighted average price of the Company’s common stock, as quoted by Bloomberg, LP for the five trading days immediately preceding the conversion date. If the Company’s common stock is not traded on the OTC-BB, Nasdaq SmallCap Market or the American Stock Exchange, the conversion price shall mean the reported closing bid price for the common stock as furnished by the National Association of Securities Dealers, Inc. for the applicable periods. Interest is payable at maturity or conversion, either in cash or shares of the Company’s common stock at the Company’s sole discretion. If payment of interest is made in the form of common stock, the value of common stock shall be the closing bid price on: (i) the date the interest payment is due; or (ii) if the interest payment is not made when due, the date the interest payment is made. The convertible debentures are secured by all of U.S. Helicopter’s assets.

     On August 4, 2004, the Company entered into the SEDA with Cornell Capital, pursuant to which the Company may, at its discretion, periodically issue and sell to Cornell Capital, up to $10,000,000 of the Company’s common stock. Upon the execution of the SEDA, the Company agreed to issue 2,472,527 shares of its common stock to Cornell Capital, plus an additional $10,000 worth of the Company’s common stock to Newbridge Securities Corporation (“Newbridge”), as a placement fee, per the Placement Agent Agreement between the Company and Newbridge, valued at the fair market value of the stock as of the date of the initial trading day of the Company’s common stock. As of December 31, 2004, the Company has issued 2,472,527 shares with an aggregate par value of $2,473 in connection with the SEDA.

     In August, 2004, U.S. Helicopter issued 773,196 shares to 3B Group, Inc. Also in August, 2004, the Company agreed to pay Newbridge Securities Corporation a fee of $10,000 worth of our common stock, with the number of shares to be determined on the first day that our shares are publicly traded.

     The Company issued a total of 1,000 shares of common stock representing founders’ shares to eight persons in exchange for cash totaling $500 as of March, 2003. The eight stockholders included the following members of U.S. Helicopter management: John G. Murphy, George Mehm, Donal McSullivan, Gabriel Roberts, John Capozzi, Rue Reynolds and Clinton L. Pagano, Sr. In July, 2004 the Company effectuated a 21,300 to one stock split whereby each founding stockholder received 21,300 shares of post-split common stock in exchange for each pre-split share of the Company’s common stock.

     All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of U.S. Helicopter or executive officers of U.S. Helicopter, and transfer was restricted by U.S. Helicopter in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

ITEM 27. EXHIBITS

(a)	The following exhibits are filed as part of this registration statement:

Exhibit No.	Description of Document	Location
3.1	Certificate of Incorporation	(1)
3.2	Certificate of Amendment to the Certificate of Incorporation	(1)
3.3	Certificate of Designation	(1)
3.4	By-laws	(1)
4.1	Specimen of Common Stock Certificate	(1)
4.2	Specimen of Series A Preferred Stock Certificate	(1)
4.3	Form of Common Stock Purchase Warrant	(1)
4.4	Form of Common Stock Purchase Warrant	(1)
5.1	Legal Opinion of Gallagher, Briody & Butler	(1)
10.1	Standby Equity Distribution Agreement between U.S. Helicopter Corporation and Cornell Capital Partners, LP	(1)
10.2	Registration Rights Agreement between U.S. Helicopter Corporation and Cornell Capital Partners, LP	(1)
10.3	Escrow Agreement between U.S. Helicopter Corporation and Butler Gonzalez, LLP	(1)
10.4	Placement Agent Agreement between U.S. Helicopter and Newbridge Securities Corporation	(1)
10.5	Securities Purchase Agreement between U.S. Helicopter Corporation and Cornell Capital Partners, LP	(1)
10.6	5% Secured Convertible Debenture in the principal amount of $1,000,000	(1)
10.7	Security Agreement between U.S. Helicopter Corporation and Cornell Capital Partners, LP	(1)
10.8	Investor Registration Rights Agreement between U.S. Helicopter Corporation and Cornell Capital Partners, LP	(1)
10.9	Escrow Agreement between U.S. Helicopter Corporation and Butler, Gonzalez, LLP	(1)
10.10	Lock-Up Agreement between U.S. Helicopter Corporation and John G. Murphy	(1)
10.11	Lock-Up Agreement between U.S. Helicopter Corporation and Gabriel Roberts	(1)
10.12	Lock-Up Agreement between U.S. Helicopter Corporation and Rue Reynolds	(1)
10.13	Lock-Up Agreement between U.S. Helicopter Corporation and Clinton L. Pagano	(1)
10.14	Lock-Up Agreement between U.S. Helicopter Corporation and George J. Mehm, Jr.	(1)
10.15	Lock-Up Agreement between U.S. Helicopter Corporation and Donal McSullivan	(1)

Exhibit No.	Description of Document	Location
10.16	Stock Subscription Agreement between U.S. Helicopter Corporation and John G. Murphy	(1)
10.17	Stock Subscription Agreement between U.S. Helicopter Corporation and Gabriel Roberts	(1)
10.18	Stock Subscription Agreement between U.S. Helicopter Corporation and Rue Reynolds	(1)
10.19	Stock Subscription Agreement between U.S. Helicopter Corporation and John Capozzi	(1)
10.20	Stock Subscription Agreement between U.S. Helicopter Corporation and Donal McSullivan	(1)
10.21	Stock Subscription Agreement between U.S. Helicopter Corporation and George J. Mehm, Jr.	(1)
10.22	Stock Subscription Agreement between U.S. Helicopter Corporation and Gallagher, Briody & Butler	(1)
10.23	Stock Subscription Agreement between U.S. Helicopter Corporation and Clinton L. Pagano	(1)
10.24	Stock Subscription Agreement between U.S. Helicopter Corporation and 3B Group, Inc.	(1)
10.25	Employment Agreement between U.S. Helicopter Corporation and John G. Murphy	(1)
10.26	Employment Agreement between U.S. Helicopter Corporation and George J. Mehm, Jr.	(1)
10.27	Employment Agreement between U.S. Helicopter Corporation and Donal McSullivan	(1)
10.28	Employment Agreement between U.S. Helicopter Corporation and Gabriel Roberts	(1)
10.29	Employment Agreement between U.S. Helicopter Corporation and Terence O. Dennison	(1)
10.30	Employment Agreement between U.S. Helicopter Corporation and Sandy Goldstein	(1)
10.31	Consulting Agreement between U.S. Helicopter Corporation and Phoenix Ventures, LLC	(1)
10.32	Marketing Services Agreement among U.S. Helicopter Corporation, JMC Marketing Services LLC and Donal McSullivan	(1)
10.33	Lease between U.S. Helicopter Corporation and City of Bridgeport, Connecticut	(1)
10.34	Agreement between U.S. Helicopter Corporation and the Port Authority of New York and New Jersey	(1)
10.35	U.S. Helicopter Corporation Stockholders Agreement	(1)
10.36	U.S. Helicopter Corporation 2004 Stock Incentive Plan	(1)
23.1	Consent of Moore Stephens, PC	(1)

Exhibit No.	Description of Document	Location
23.2	Consent of Gallagher, Briody & Butler	Incorporated by reference to Exhibit 5.1 of this filing.

(1)	Provided herewith.

ITEM 28. UNDERTAKINGS

The undersigned registrant will:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Sections 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	Include any additional or changed material information on the plan of distribution;

(2)	For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in New York, New York on January 10, 2005.

U.S. HELICOPTER CORPORATION

By:	/s/ John G. Murphy

John G. Murphy
Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ George J. Mehm, Jr.

George J. Mehm, Jr.
Chief Financial Officer (Principal Financial Officer And Principal Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ John G. Murphy John G. Murphy	President and Chief Executive Officer (Principal Executive Officer) and Director	January 10, 2005

/s/ Dean C. Borgman	Chairman of the Board of Directors	January 10, 2005

Dean C. Borgman

/s/ Colonel Clinton L. Pagano, Sr.	Director	January 10, 2005

Col. Clinton Pagano

/s/ John Capozzi	Director	January 10, 2005

John Capozzi